Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and among

ZYGO RICHMOND CORPORATION

ZYGO CORPORATION

and

ASML US, INC.

Dated as of October 27, 2010

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-iii-

		Page

10.13	Service of Process	59
10.14	Waiver of Jury Trial	59
10.15	Arbitration	60

-iv-

Exhibits

Exhibit A	Form of Preliminary Net Book Value Statement

Exhibit B	Supply Agreement

Exhibit C	License and Support Agreement

Exhibit D	Form of Bill of Sale and Assignment

Exhibit E	Form of Assumption Agreement

Exhibit F	Form of FIRPTA Certificate

Exhibit G	Matters to be Covered by Opinion of the Seller’s Counsel

Exhibit H	Form of Trademark Assignment

ASSET PURCHASE AGREEMENT

          This ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of October 27, 2010, by and among ZYGO RICHMOND CORPORATION, a Delaware corporation (the “Purchaser”), ZYGO CORPORATION, a Delaware corporation and the parent company of the Purchaser (the “Purchaser Parent”), and ASML US, INC., a Delaware corporation (the “Seller”).

W I T N E S S E T H:

          WHEREAS, the Seller desires to sell and transfer, and the Purchaser desires to purchase and acquire, assets, properties and rights (subject to the terms and conditions set forth in the License and Support Agreement (as defined herein)) of the Richmond, California operations of the Seller as currently conducted (the “Business”) and other Intellectual Property (as defined herein) of the Seller exclusively used in the Business;

          WHEREAS, in connection therewith, subject to the terms and conditions contained in this Agreement, the Seller hereby shall sell and transfer, and the Purchaser hereby shall purchase and acquire the Acquired Assets (as defined herein), and the Seller shall assign and the Purchaser shall assume the Assumed Liabilities (as defined herein), in exchange for the Purchase Price described herein;

          WHEREAS, at the Closing (as defined herein), the Seller, ASML NV (as defined below), the parent company of the Seller, the Purchaser and the Purchaser Parent will enter into the License and Support Agreement (as defined herein), pursuant to which the Purchaser or the Purchaser Parent will service specified equipment owned by the Seller and license the Intellectual Property (as defined herein) included in the Acquired Assets to the Seller, and the Seller will license to the Purchaser and the Purchaser Parent certain patent rights not included in the Acquired Assets but used in the Business as currently conducted, in each case subject to the restrictions set forth in the License and Support Agreement;

          WHEREAS, at the Closing, the Seller, the Purchaser and the Purchaser Parent will enter into the Supply Agreement (as defined herein), pursuant to which the Purchaser and the Purchaser Parent will serve as a supplier to the Seller, including as to products produced by the Business, on the terms and conditions set forth in the Supply Agreement; and

          WHEREAS, the Seller, the Purchaser and the Purchaser Parent recognize that the success of the Business post-Closing will depend, among other things, on Employees (as defined herein) helping to maintain the Purchaser’s and the Purchaser Parent’s capability as a supplier pursuant to the Supply Agreement and enabling the Purchaser and the Purchaser Parent to render certain support services contemplated under the License and Support Agreement, and acknowledge that in furtherance of such objectives, the Purchaser and the Purchaser Parent have agreed to extend offers to employment to Employees as further described herein, and the Purchaser Parent has agreed to establish a retention pool of restricted Common Stock (as defined herein) of the Purchaser Parent to enable Retention Grants to be made to certain Employees after the Closing, as further described herein.

          NOW, THEREFORE, in consideration of the premises and the mutual promises made herein, in the License and Support Agreement and in the Supply Agreement, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

ARTICLE I

DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

          As used herein, the following terms will have the following meanings:

          “Accounting Firm” has the meaning set forth in Section 6.2(g).

          “Acquired Assets” has the meaning set forth in Section 2.1.

          “Action” means any action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity and whether civil or criminal), controversy, assessment, arbitration, formal investigation, hearing, charge, complaint, notice or proceeding to, from, by or before any Governmental Authority.

          “Affiliate” means, as to any specified Person at any time, each Person who is directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person at such time.

          “Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or non-U.S. law.

          “Agreement” has the meaning set forth in the preamble.

          “Allocation Statement” has the meaning set forth in Section 2.6.

          “Applicable Property” has the meaning set forth in Section 3.11(a)(i).

          “ASML NV” means ASML Holding NV, a company organized under the laws of The Netherlands.

          “Assumed Contracts” has the meaning set forth in Section 2.1(d).

          “Assumed Liabilities” has the meaning set forth in Section 2.3.

          “Assumption Agreement” has the meaning set forth in Section 6.2(f)(iii).

          “Basket” has the meaning set forth in Section 9.3(a).

          “Business” has the meaning set forth in the recitals.

          “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

          “Business Intellectual Property” has the meaning set forth in Section 3.7(b).

          “Business Material Adverse Effect” means, with respect to the Business, any change, effect, event or occurrence (or any development that is reasonably likely to have any change or effect) that is materially adverse to the business, financial condition or results of operations of the Business, taken as a whole, or which is reasonably likely to prevent or materially delay the consummation of the Contemplated Transactions; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been a Business Material Adverse Effect: (i) any adverse change, event, development, circumstance or effect arising from or relating, directly or indirectly, to general business or economic conditions (to the extent such change, event, development, circumstance or effect does not disproportionately affect the Business relative to other businesses in the industry or industries in which the Business is operated or conducted), (ii) any failure by the Seller to meet any internal budgets, plans, forecasts or projections or any published revenue or earnings predictions for the Business for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement, (iii) any adverse change, event, development, circumstance or effect arising from or relating, directly or indirectly, to any change in GAAP or the interpretation thereof, (iv) any adverse change, event, development, circumstance or effect arising from or relating, directly or indirectly, to any changes in applicable law, regulation or other legal or regulatory conditions or the interpretation thereof after the date of this Agreement, (v) any adverse change, event, development, circumstance or effect arising from or relating, directly or indirectly, to any changes generally in the industry or industries in which the Business is operated or conducted (to the extent such change, event, development, circumstance or effect does not disproportionately affect the Business relative to other businesses in the industry or industries in which the Business is operated or conducted), (vi) any adverse change, event, development, circumstance or effect arising from or relating, directly or indirectly, to any acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world (to the extent such change, event, development, circumstance or effect does not disproportionately affect the Business relative to other businesses in the industry or industries in which the Business is operated or conducted), (vii) any adverse change, event, development, circumstance or effect arising from or relating, directly or indirectly, to any earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters or weather conditions in the United States or any other country or region in the world (to the extent such change, event, development, circumstance or effect does not disproportionately affect the Business relative to other businesses in the industry or industries in which the Business is operated or conducted), (viii) any adverse change, event, development, circumstance or effect arising from or relating, directly or indirectly, to the announcement of this Agreement by the Parties or the pendency or consummation of the Contemplated Transactions, (ix) any adverse change, event, development, circumstance or effect arising from or relating, directly or indirectly, to compliance by the Parties with the terms of, or the taking of any action required by this Agreement, or the failure to take any action prohibited by this Agreement or (x) any adverse change, event, development, circumstance or effect arising from or relating, directly or indirectly, to any actions taken, or failure to take action, in each case, to which the Purchaser has in writing expressly approved, consented to or requested.

          “Cap” has the meaning set forth in Section 9.3(a).

          “Claims Period” has the meaning set forth in Section 9.2.

          “Closing” has the meaning set forth in Section 2.5.

          “Closing Date” has the meaning set forth in Section 2.5.

          “Closing Date Employee” has the meaning set forth in Section 7.8.

          “Code” means the Internal Revenue Code of 1986, as amended.

          “Commitment” has the meaning set forth in Section 5.2(a).

          “Common Stock” means the common stock, par value $0.10 per share, of the Purchaser.

          “Confidential Information” has the meaning set forth in Section 7.5(a).

          “Contemplated Transactions” means the transactions contemplated by this Agreement.

          “Copyrights” has the meaning set forth in Section 3.7(a)(iii).

          “Default Liabilities” has the meaning set forth in Section 2.3.

          “Disclosure Schedule” has the meaning set forth in the introductory paragraph of Article III.

          “Dispute Notice” has the meaning set forth in Section 2.7(c).

          “Effective Time” means 12:01 a.m., Eastern Time, on the Closing Date.

          “Employee Plans” means each material “employee benefit plan” (as defined in Section 3(3) of ERISA), and any material employment, severance, change in control, incentive, deferred compensation, fringe benefit, or other compensatory agreement, plan, program or arrangement that is not an “employee benefit plan” (as so defined) covering any Employee of the Business who may become a Transferred Employee or any beneficiary or dependent of any such person.

          “Employees” has the meaning set forth in Section 3.13(a).

          “Environmental Condition” shall mean any pollution, contamination, degradation, damage or injury caused by, related to, arising from or in connection with the generation, handling, use, treatment, storage, transportation, disposal, discharge, Release or emission of any “Hazardous Materials.”

          “Environmental Impairment Liability Insurance Policy” has the meaning set forth in Section 5.5.

          “Environmental Laws” means any applicable law relating to (i) the protection of (A) human health, fish, wildlife or the environment or (B) the public or employee welfare from actual or potential exposure (or the effects of exposure) to any actual or potential Release (whether past or present) of any Hazardous Materials or (ii) pollution, natural resource damages, conservation of resources, waste management or the manufacture, generation, production, processing, distribution, use, treatment, labeling, storage, release, emission, discharge, remediation, removal, disposal, transport or handling of any toxic or hazardous substance or material (including asbestos, polychlorinated biphenyls, crude petroleum and its fractions or derivatives thereof), including without limitation the following: the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”), the Resource Conservation and Recovery Act of 1976 (“RCRA”), the Clean Air Act, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Hazardous & Solid Waste Amendments Act of 1984, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Occupational Safety and Health Act of 1970, the Oil Pollution Act of 1990, the Emergency Planning and Community Right-to-Know Act of 1986, each as amended, and any state and local laws implementing or comparable to any of the foregoing federal laws, and any regulations promulgated by any Governmental Authority pursuant to any of the foregoing.

          “Environmental Liabilities” shall mean any and all liabilities, responsibilities, claims, suits, damages, costs (including remedial, removal, response, abatement, clean-up, investigative or monitoring costs and any other related costs and expenses), other causes of action, damages, settlements, expenses, charges, assessments, liens, penalties, fines, pre-judgment and post-judgment interest, attorneys’ fees and other legal fees (a) pursuant to any agreement, order, notice or responsibility, directive (including directives embodied in Environmental Laws), injunction, judgment or similar documents (including settlements) arising out of or in connection with any Environmental Laws, or (b) pursuant to any claim by a Governmental Authority or other person for personal injury, property damage, damage to natural resources, remediation or payment or reimbursement of remediation costs incurred or expended by a Governmental Authority or person pursuant to Environmental Laws.

          “Environmental Material Adverse Effect” shall mean any Environmental Liabilities that are reasonably expected to exceed $50,000 per occurrence or series of related occurrences or $250,000 in the aggregate.

          “Environmental Permit” means any Permit relating to Legal Requirements under Environmental Laws.

          “Environmental Study” has the meaning set forth in Section 3.11(c).

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

          “Excluded Assets” has the meaning set forth in Section 2.2.

          “Excluded Liabilities” has the meaning set forth in Section 2.3.

          “Financial Statements” has the meaning set forth in Section 3.3.

          “GAAP” means United States generally accepted accounting principles consistently applied.

          “Governmental Authority” means any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.

          “Hazardous Materials” means, collectively, any substance that is identified and regulated (or the cleanup of which can be required) under any Environmental Law, and, in addition, any substance which requires special handling, storage or disposal procedures or whose use, handling, storage or disposal of which is in any way regulated, whether now or in the future, in any case under any applicable law for the protection of health, safety or the environment. Without limiting the generality of the foregoing, the term “Hazardous Materials” shall include any material, chemical, liquid, gas compound, substance, mixture or by-product that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “hazardous waste,” “infectious waste,” “medical waste,” “biomedical waste,” “solid waste”, “pollutant” “toxic pollutant” or “contaminant,” or any other formulation or terminology intended to classify or identify substances, constituents, materials, or wastes by reason of properties that are deleterious to the environment, natural resources, worker health and safety, or public health and safety, including, without limitation, ignitability, corrosivity, reactivity, carcinogenicity, toxicity and reproductive toxicity.

          “Improvements” has the meaning set forth in Section 3.10(c).

          “Indemnified Party” has the meaning set forth in Section 9.2.

          “Indemnifying Party” has the meaning set forth in Section 9.2.

          “Insurance Policies” has the meaning set forth in Section 3.15.

          “Intellectual Property” has the meaning set forth in Section 3.7.

          “Inventory” has the meaning set forth in Section 2(a)(ii).

          “IRS” means the United States Internal Revenue Service or any successor thereto.

          “Issued Patents” has the meaning set forth in Section 3.7(a)(i).

          “knowledge” (i) of the Seller means the actual knowledge of David Kim, Dan Bajuk, Rich Rogoff, Remko Mooij and/or William Amalfitano and after reasonable inquiry of the persons with responsibility for the applicable area and (ii) of the Purchaser or the Purchaser Parent means the actual knowledge after reasonable inquiry of Chris Koliopoulos, John Stack, John Tomich and Douglas Eccleston.

          “Legal Requirement” means any United States federal, state or local (including, without limitation, California) or any foreign law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any order, judgment or decree of any Governmental Authority, or any similar provision having the force and effect of law.

          “License and Support Agreement” has the meaning set forth in Section 6.1(d).

          “Lien” means, with respect to any Acquired Asset, any mortgage, lien, pledge, charge, claim, security interest, judgment, community or other marital property interest, equitable interest, lease, sublease, license, right of way, easement, encroachment, servitude, right of first offer or first refusal, reservation, restriction, buy/sell agreement or other encumbrance with respect to the use, construction, voting (in the case of any security or equity interest), transfer, receipt of income, or exercise of any other attribute of ownership in respect of such Acquired Asset.

          “Losses” means, collectively, any actions, liabilities, governmental orders, encumbrances, losses, damages, bonds, dues, assessments, fines, penalties, Taxes, fees, costs (including reasonable costs of investigation, defense and enforcement of this Agreement), expenses or amounts paid in settlement (in each case, including reasonable attorneys’ and experts fees and expenses), whether or not involving a Third Party Claim.

          “Monetary Encumbrances” shall have the meaning set forth in Section 5.2(d).

          “Necessary Intellectual Property” shall have the meaning set forth in Section 3.7(j).

          “Objection Notice” has the meaning set forth in Section 5.2(c).

          “Objections” has the meaning set forth in Section 5.2(c).

          “Operative Agreements” means this Agreement, the License and Support Agreement and the Supply Agreement.

          “Ordinary Course of Business” means, with respect to the Business, the ordinary course of business which is consistent with past customs and practices of the Seller in the conduct of the Business (including past practice with respect to quantity, amount, magnitude and frequency, standard employment, inventory and payroll policies) taken in the ordinary course of the normal day-to-day operations.

          “Owned Real Property” has the meaning set forth in Section 3.10(a).

          “Parties” means the Purchaser, the Purchaser Parent and the Seller, collectively.

          “Party” means either of the Parties individually.

          “Patent Applications” has the meaning set forth in Section 3.7(a)(ii).

          “Patents” has the meaning set forth in Section 3.7(a)(ii).

          “Permits” has the meaning set forth in Section 3.16.

          “Permitted Liens” means (i) Liens for current Taxes not yet due and payable, (ii) such Liens as do not, or would not reasonably be expected to, materially detract from or materially interfere with the use of the Acquired Assets subject thereto, and (iii) Liens which will be satisfied or released on or before Closing.

          “Person” means an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint stock or venture, an unincorporated organization, a Governmental Authority, an estate or other entity or organization.

          “Personal Property” has the meaning set forth in Section 2.1(a).

          “Post-Closing Date Tax Period” means (a) any Tax period beginning on or after the Closing Date and (b) with respect to any Straddle Period, the portion of such period beginning on or after the Closing Date.

          “Pre-Closing Date Tax Period” means (a) any Tax period ending before the Closing Date and (b) with respect to any Straddle Period, the portion of such period ending the day before the Closing Date.

          “Preliminary Net Book Value” has the meaning set forth in Section 2.7(a).

          “Preliminary Net Book Value Statement” has the meaning set forth in Section 2.7(a).

          “Pro Forma Statement Date” has the meaning set forth in Section 3.4.

          “Products” has the meaning set forth in Section 3.7(b).

          “Property Tax” means any personal or real property Tax or similar ad valorem Tax.

          “Purchase Price” has the meaning set forth in Section 2.4.

          “Purchaser” has the meaning set forth in the preamble.

          “Purchaser Indemnified Person” has the meaning set forth in Section 9.1(a).

          “Purchaser Material Adverse Effect” means any change, effect, event or occurrence (or any development that has had or would be reasonably likely to have any change or effect) that is materially adverse to the business, financial condition or results of operations of the Purchaser and its subsidiaries, taken as a whole, which would be reasonably likely to adversely affect the ability of the Purchaser to conduct the Business after the Closing as currently conducted, or which would be reasonably likely to prevent or materially delay the consummation of the Contemplated Transactions; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been a Purchaser Material Adverse Effect: (i) any adverse change, event, development, circumstance or effect arising from or relating, directly or indirectly, to general business or economic conditions (to the extent such change, event, development, circumstance or effect does not disproportionately affect the Purchaser relative to other businesses in the industry or industries in which the Purchaser conducts its business or operates), (ii) any failure by the Purchaser to meet any internal budgets, plans, forecasts or projections or any published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement, (iii) any adverse change, event, development, circumstance or effect arising from or relating, directly or indirectly, to any change in GAAP or other accounting standards or the interpretation thereof,

(iv) any adverse change, event, development, circumstance or effect arising from or relating, directly or indirectly, to any changes in applicable law, regulation or other legal or regulatory conditions or the interpretation thereof after the date of this Agreement, (v) any adverse change, event, development, circumstance or effect arising from or relating, directly or indirectly, to any changes generally in the industry or industries in which the Purchaser conducts its business or operates (to the extent such change, event, development, circumstance or effect does not disproportionately affect the Purchaser relative to other businesses in the industry or industries in which the Purchaser conducts its business or operates), (vi) any adverse change, event, development, circumstance or effect arising from or relating, directly or indirectly, to any acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world (to the extent such change, event, development, circumstance or effect does not disproportionately affect the Purchaser relative to other businesses in the industry or industries in which the Purchaser conducts its business or operates), (vii) any adverse change, event, development, circumstance or effect arising from or relating, directly or indirectly, to any earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters or weather conditions in the United States or any other country or region in the world (to the extent such change, event, development, circumstance or effect does not disproportionately affect the Purchaser relative to other businesses in the industry or industries in which the Purchaser conducts its business or operates), (viii) any adverse change, event, development, circumstance or effect arising from or relating, directly or indirectly, to the announcement of this Agreement by the Parties or the pendency or consummation of the Contemplated Transactions, (ix) any adverse change, event, development, circumstance or effect arising from or relating, directly or indirectly, to compliance by the Parties with the terms of, or the taking of any action required by this Agreement, or the failure to take any action prohibited by this Agreement or (x) any adverse change, event, development, circumstance or effect arising from or relating, directly or indirectly, to any actions taken, or failure to take action, in each case, to which the Seller has in writing expressly approved, consented to or requested.

          “Purchaser Parent” has the meaning set forth in the preamble.

          “Purchaser Person” has the meaning set forth in Section 7.12(a).

          “Real Property Laws” has the meaning set forth in Section 3.10(d).

          “Records” has the meaning set forth in Section 2.1(g).

          “Referee” has the meaning set forth in Section 2.7(d).

          “Regulation S-X” has the meaning set forth in Section 7.4(a).

          “Release” means any spilling, leaking, pumping, pouring, emitting, discharging, dumping or disposing of any Hazardous Material into the environment.

          “Response Notice” has the meaning set forth in Section 5.2(c).

          “Restricted Period” has the meaning set forth in Section 7.12(a).

          “Restrictive Covenants” has the meaning set forth in Section 7.12(b).

          “Retention Grants” has the meaning set forth in Section 7.11.

          “Revised Net Book Value” has the meaning set forth in Section 2.7(d).

          “Revised Net Book Value Statement” has the meaning set forth in Section 2.7(b).

          “Richmond Facility” means the Richmond, California facility of the Seller.

          “Rules” has the meaning set forth in Section 10.15.

          “Seller Indemnified Person” has the meaning set forth in Section 9.1(b).

          “Seller Person” has the meaning set forth in Section 7.12(a).

          “Seller” has the meaning set forth in the preamble.

          “Straddle Period” means any Tax period beginning before the Closing Date and ending after the Closing Date.

          “Supply Agreement” has the meaning set forth in Section 6.1(c).

          “Survey” has the meaning set forth in Section 5.2(a).

          “Tax” or “Taxes” includes (1) any federal, state, local or foreign income, gross receipts, capital, franchise, import, goods and services, value added, sales and use, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee withholding or other tax of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, (2) any liability for the payment of any amounts of the type described in clause (1) as a result of being a member of a consolidated, combined, unitary or aggregate group for any taxable period, and (3) any liability for the payment of any amounts of the type described in clause (1) or clause (2) as a result of being a transferee or successor to any person or as a result of any express or implied obligation to indemnify any other Person.

          “Tax Return” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes.

          “Third Party Claim” has the meaning set forth in Section 9.6(a).

          “Third Party Intellectual Property” has the meaning set forth in Section 3.7(c).

          “Title Insurer” has the meaning set forth in Section 5.2(a).

          “Title Policy” has the meaning set forth in Section 5.2(a).

          “Trademark” has the meaning set forth in Section 3.7(a)(iv).

          “Trademark Assignment” has the meaning set forth in Section 6.2(k).

          “Transaction Expenses” means all out-of-pocket fees and expenses incurred by a Party in connection with the Contemplated Transactions including the fees and expenses of attorneys, accountants, agents, brokers and any other advisors.

          “Transfer Taxes” has the meaning set forth in Section 10.10.

          “Transferred Employee” has the meaning set forth in Section 7.8.

          “Treasury Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other United States federal Tax statutes.

          “Use Laws” has the meaning set forth in Section 3.10(d).

          “WARN” has the meaning set forth in Section 7.14.

          “WIP” has the meaning set forth in Section 2.1(a).

ARTICLE II

ACQUISITION OF ASSETS BY PURCHASER

          2.1          Purchase and Sale of Assets. The Seller agrees to sell and transfer to the Purchaser, and the Purchaser agrees to purchase and acquire from the Seller at the Closing, subject to the exclusions contained in Section 2.2 and subject to and upon the other terms and conditions contained herein, all of the Seller’s right, title and interest in and to all of the following assets, properties and rights owned by the Seller as of the Closing Date (collectively, the “Acquired Assets”), free and clear of any Liens and liabilities, other than Permitted Liens and Assumed Liabilities:

                                   (a)          (i) the tangible personal property and leasehold improvements, including machinery, equipment (including computer equipment), tools, furniture, fixtures, furnishings and shelving located at the Richmond Facility, all as set forth on the fixed asset register attached hereto as Schedule 2.1(a)(i), and (ii) all inventory of the Business located at the Richmond Facility, consisting of materials and work in progress (“WIP”), but excluding obsolete inventory and finished goods, all as set forth on Schedule 2.1(a)(ii) (such items set forth on Schedule 2.1(a)(ii), collectively, the “Inventory,” and collectively with the items set forth on Schedule 2.1(a)(i), “Personal Property”);

                                   (b)          all right, title and interest in (i) the Owned Real Property and Improvements and (ii) all surveys, plans, specifications, operating manuals, warranties and guarantees covering the Improvements;

                                   (c)          all cash generated by the Purchaser’s operation of the Acquired Assets after the Closing Date;

                                   (d)          all of the Seller’s rights under the contracts listed on Schedule 2.1(d) (the “Assumed Contracts”);

                                   (e)          all Intellectual Property, goodwill associated therewith, licenses and sublicenses granted to the Seller in respect thereto and rights of the Seller thereunder, remedies against past, current and future infringements thereof and rights to protection therein, in each case exclusively used in the current conduct of the Business (except for Trademarks which include the Seller’s name, other than ASML PerfectWave), to the extent transferable;

                                   (f)          all licenses, permits, consents, certificates, franchises or other governmental authorizations exclusively used in the current conduct of the Business by the Seller or the current ownership, use or operation of the Owned Real Property or the Improvements by the Seller, other than any such licenses, permits, consents, certificates, franchises or other governmental franchises which cannot be legally transferred;

                                   (g)          all books, records, files, printouts, drawings, data, files, notes, notebooks, accounts, invoices, correspondence, specifications, creative materials, advertising or promotional materials, marketing materials, studies, reports, memoranda or papers, software (including past versions thereof to the extent readily available and transferable) or relevant portion thereof (collectively, “Records”), in each case in the Seller’s possession and physically located at the Richmond Facility, whether in hard copy, electronic or other format, and, in the case of Records in hard copy, physically located at Richmond Facility, used exclusively in the past or current conduct of the Business by the Seller or its predecessors, or the ownership, use and operation of the Owned Real Property and Improvements by the Seller or its predecessors;

                                   (h)          all goodwill associated with the Acquired Assets; and

                                   (i)          any supplies ordered by the Seller for use exclusively in the Business at the Richmond Facility, but not yet received as of the Closing Date (provided that the obligation to pay for any such supplies that shall not have been paid for by the Seller prior to the Closing Date shall be Assumed Liabilities, as defined below, but the cost of such unpaid supplies shall not be included in the calculation of the net book value of the Acquired Assets pursuant to Section 2.7).

          2.2          Excluded Assets. Notwithstanding any provision in this Agreement to the contrary, the Purchaser agrees that the Seller shall retain and not sell, assign, transfer or deliver, and the Purchaser shall not purchase, acquire or have any ownership claim, or right in respect of any assets of the Seller that are not Acquired Assets (collectively, the “Excluded Assets”).

          2.3          Liabilities. Notwithstanding any provision in this Agreement or any other writing to the contrary, neither the Purchaser nor the Purchaser Parent is assuming any liability of the Seller or the Seller’s Affiliates of whatever nature, whether presently in existence or arising hereafter, other than (a) all liabilities arising out the Purchaser’s and the Purchaser Parent’s ownership or operation of the Business or the Acquired Assets, in each case solely after the Closing Date, (b) all liabilities arising under the Assumed Contracts listed in Schedule 2.1(d)

hereto, other than the Default Liabilities and (c) the liabilities identified in Schedule 2.3 hereto (collectively, the “Assumed Liabilities”). Notwithstanding the foregoing or anything herein to the contrary, the Purchaser shall in no event assume any liability of the Seller or any Affiliate of the Seller:

                                             (i)           arising from or in connection with any Excluded Asset;

                                             (ii)          arising from or in connection with any transactions between the Seller and any Affiliate thereof;

                                             (iii)         not relating to the Acquired Assets or the Business;

                                             (iv)          arising from or in connection with the Seller’s Transaction Expenses except to the extent specifically allocated to the Purchaser pursuant to this Agreement;

                                             (v)           arising from or in connection with insurance policies of the Seller;

                                             (vi)          arising from or in connection with obligations under Assumed Contracts that arose or accrued based on any act, event, or omission that occurred prior to the Closing Date, which shall in all cases be retained by the Seller irrespective of whether they are known at Closing or become known only after the Closing or based on any breach or default of the Seller that occurred prior to the Closing Date (the liabilities described in this clause (vi), “Default Liabilities”);

                                             (vii)         under or with respect to any Employee Plan, or to or with respect to any current or former employee of the Seller, that arose prior to the Closing Date (provided that, for the purpose of clarity, all liabilities with respect to employment-related claims of Transferred Employees or payroll of the Business after the Closing Date shall be Assumed Liabilities);

                                             (viii)        for Taxes for any tax period prior to the Closing Date, whether or not accrued, assessed, or currently due and payable and whether or not they relate to the Business, except for Taxes arising out of the consummation of this Agreement specifically allocated to the Purchaser pursuant to Section 7.7 or Section 10.10;

                                             (ix)          relating to product warranty claims for sales of products of the Business prior to the Closing; or

                                             (x)           incurred (or resulting from any action occurring) prior to the Closing that is not otherwise an Assumed Liability.

All liabilities of any nature, matured or unmatured, fixed or contingent, whether pursuant to contracts or otherwise, that are not expressly assumed as Assumed Liabilities hereunder, or are expressly excluded hereunder, shall be retained by and remain liabilities of the Seller and satisfied by the Seller in accordance with their terms (all such liabilities not being assumed, the “Excluded Liabilities”).

          2.4          Purchase Price. In consideration for the Acquired Assets, the Purchaser shall assume the Assumed Liabilities and the Purchaser Parent shall pay the Seller at Closing aggregate cash consideration in an amount equal to the Preliminary Net Book Value, subject to adjustment in accordance with Section 2.7 or reduction pursuant to Section 5.2(c) or (d). Such assumption of the Assumed Liabilities and payment of cash shall constitute the “Purchase Price.” The Purchase Price may be adjusted pursuant to Section 2.7, 5.2(c) or (d), 7.6 or 9.9.

          2.5          The Closing. The closing (the “Closing”) of the sale and purchase of the Acquired Assets and the assignment and assumption of the Assumed Liabilities hereunder shall take place at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, NY 10103 on November 12, 2010 or at such other location and on such date as the Parties may mutually agree (the “Closing Date”). The Closing shall be effective as of the Effective Time.

          2.6          Allocation of Purchase Price. Attached hereto as Schedule 2.6 is a statement (the “Allocation Statement”) setting forth the allocation of the Purchase Price as described therein, which reflects the agreement between the Parties with respect to the allocation of the Purchase Price among the Acquired Assets and which the Parties agree is in accordance with the provisions of Section 1060 of the Code and the Treasury Regulations. The Allocation Statement will be revised to reflect any adjustments necessary as a result of any adjustment to the Purchase Price referenced in Section 2.4. The Parties agree to be bound by the values assigned and set forth in such Allocation Statement and to use such Allocation Statement in the preparation, filing and audit of all relevant Tax Returns (including filing Form 8594 with their federal income Tax Returns for the taxable year that includes the date of the Closing). None of the Parties shall take any position (whether in audits, Tax Returns or otherwise) which is inconsistent with such allocation unless required to do so by applicable law.

          2.7          Purchase Price Adjustment.

                                   (a)          Preliminary Net Book Value Statement. Not later than four (4) Business Days prior to the Closing Date, the Seller shall prepare and deliver to the Purchaser a statement in substantially the form attached hereto as Exhibit A, reflecting the Seller’s good faith calculation of (i) the net book value of the Acquired Assets, other than the Inventory, as of October 31, 2010 and (ii) the projected net book value of the Inventory as of the Closing Date (such statement, the “Preliminary Net Book Value Statement”). The Preliminary Net Book Value Statement shall be properly derived from the books and records of the Business, and prepared in accordance with GAAP in a manner consistent with the principles, methodologies and assumptions used by the Seller in preparing the Financial Statements. Following the Seller’s delivery of the Preliminary Book Value Statement to the Purchaser, the Seller shall deliver any other information that the Purchaser may reasonably request in order to verify the amounts reflected in the Preliminary Net Book Value Statement. If all or any portion of the Preliminary Net Book Value Statement is not reasonably acceptable to the Purchaser, the Parties will negotiate in good faith to resolve such disagreements prior to the Closing Date. The Preliminary Net Book Value Statement shall be subject to the reasonable approval of the Purchaser, which approval shall not be unreasonably withheld or delayed. The “Preliminary Net Book Value” shall equal the amount set forth in the Preliminary Net Book Value Statement as so approved by the Purchaser. The Preliminary Net Book Value Statement shall be attached as Schedule 2.7(a) to, and shall form an integral part of, this Agreement.

                                   (b)          Revised Net Book Value Statement. As promptly as possible and in any event within thirty (30) days after the Closing, the Parties will jointly prepare a statement reflecting, in reasonable detail, the Parties’ good faith calculation of (i) the net book value of the Acquired Assets, other than the Inventory, as of October 31, 2010, (ii) the net book value of the Inventory as of the Closing Date, and (iii) any increase, or decrease (excluding any decrease to the extent resulting from depreciation), in the net book value of the Acquired Assets, other than Inventory, from capital expenditures, capital additions or capital improvements to the Acquired Assets during the period beginning on November 1, 2010 and ending on the Closing Date (the “Revised Net Book Value Statement”). The Revised Net Book Value Statement shall be properly derived from the books and records of the Business, and prepared in accordance with GAAP in a manner consistent with the principles, methodologies and assumptions used by the Seller in preparing the Financial Statements.

                                   (c)          Dispute Notice. If the Parties are unable to agree on the Revised Net Book Value Statement within the 30-day period contemplated in Section 2.7(b), then each Party shall, within five (5) Business Days thereafter, provide a written notice (a “Dispute Notice”) to the other Party identifying in reasonable detail (i) any item on the then current draft of the Revised Net Book Value Statement which such Party believes is erroneous and (ii) such Party’s calculation of the correct amount of such item. Any item or amount to which no dispute is raised in a Dispute Notice will be final, conclusive and binding on the Parties.

                                   (d)          Resolution of Disputes. The Purchaser and the Seller will attempt to resolve the matters raised in any Dispute Notice in good faith. Five (5) Business Days after delivery of the Dispute Notice, either the Purchaser or the Seller may provide written notice to the other Party that it elects to submit the disputed items to a nationally recognized independent accounting firm, other than Deloitte & Touche LLP, chosen jointly by the Purchaser and the Seller (the “Referee”). The Referee will promptly, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, review only those items and amounts specifically set forth and objected to in the Dispute Notice and resolve the dispute with respect to each such specific item and amount in accordance with the principles described in Section 2.7(b). In resolving such disputes, the Referee will review only those items and amounts specifically set forth or objected to in a Dispute Notice and will resolve the dispute with respect to each such item and amount. Such resolution will be based solely on the written submission of the Parties, the Dispute Notice, the Preliminary Net Book Value Statement as attached as Schedule 2.7(a) to this Agreement and the then current draft of the Revised Net Book Value Statement and not on any independent review by the Referee. The fees and expenses of the Referee will be borne by the Purchaser and the Purchaser Parent, on the one hand, and the Seller on the other hand, based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested, and the decision of the Referee with respect to the items set forth in the Dispute Notice submitted to it will be final, conclusive and binding on the Parties. Each Party shall provide the other full access to those books and records and working papers of the Business used in the preparation of, or objection to, as the case may be, the Preliminary Net Book Value Statement and the Revised Net Book Value Statement. Each of the Parties agrees to use its commercially reasonable efforts to cooperate with the Referee and to cause the Referee to resolve any dispute no later than thirty (30) Business Days after selection of the Referee. The Referee shall, based upon its resolution of the disputed items and undisputed items set forth in the draft of the Revised Net Book Value Statement, prepare the final Revised Net Book Value

Statement, which shall be binding on the Parties. The sum of (i) the net book value of the Acquired Assets, other than the Inventory, as of October 31, 2010, (ii) the net book value of the Inventory as of the Closing Date, and (iii) any increase, or decrease (excluding any decrease to the extent resulting from depreciation), in the net book value of the Acquired Assets, other than Inventory, from capital expenditures, capital additions or capital improvements to the Acquired Assets during the period beginning on November 1, 2010 and ending on the Closing Date, as set forth in such Revised Net Book Value Statement (or as set forth in the Revised Net Book Value Statement agreed to by the Parties pursuant to the first sentence of Section 2.7(b), if resolution by a Referee was not required), shall constitute the “Revised Net Book Value”.

                                   (e)          Purchase Price Adjustment. Promptly, and in any event no later than the fifth (5th) Business Day after final determination of the Revised Net Book Value in accordance with this Section 2.7:

                                                  (i)           if the Revised Net Book Value exceeds the Preliminary Net Book Value paid by the Purchaser Parent at the Closing, then the Purchaser Parent shall pay such excess amount to the Seller by wire transfer of immediately available funds to an account designated in writing by the Seller; and

                                                  (ii)          if the Revised Net Book Value is less than the Preliminary Net Book Value paid by the Purchaser Parent at the Closing, then the Seller shall pay an amount equal to such shortfall to the Purchaser Parent by wire transfer of immediately available funds to an account designated in writing by the Purchaser Parent.

                                                  (iii)         Any payment made by a Party pursuant to this Section 2.7(e) shall constitute an adjustment to the Purchase Price.

          2.8          Prorated, Prepayable and Reimburseable Items. Any amounts associated with items listed on Schedule 2.8 (and such other items as may be determined by the Parties as described in the last sentence of this Section 2.8) which were paid by the Seller or are paid by the Purchaser in the Ordinary Course of Business shall be prorated between the Purchaser and the Seller in accordance with GAAP such that the Seller shall bear the cost and expense of such prorated items applicable to periods ending on or before the Closing Date and shall receive the benefits thereof, and the Purchaser and the Purchaser Parent shall bear the cost and expense of such prorated items applicable to periods from and after the Closing Date and shall receive the benefits thereof. Each of the Parties agrees to reimburse the other Party for such costs and expenses as necessary to effectuate such prorations. The Purchaser and the Seller each hereby agree to use commercially reasonable efforts to determine the items to be prorated or reimbursed and amounts of such prorations and reimbursements and to finalize Schedule 2.8 in good faith within thirty (30) days of the Closing Date.

          2.9          Delivery of the Acquired Assets. To the extent practicable, the Seller shall deliver, and the Purchaser shall accept, the Acquired Assets through electronic delivery or in another manner reasonably calculated and legally permitted to minimize or avoid the incurrence of Transfer Taxes if such method of delivery does not adversely affect the condition, operability or usefulness of any Acquired Asset, does not diminish the value of an Acquired Asset, and does not result in the creation or expansion of any Assumed Liability.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

          The Seller represents and warrants to the Purchaser and the Purchaser Parent that the statements set forth in this Article III are true, correct and complete as of the date of this Agreement or such other date as may be referred to in any particular representation and warranty, except as set forth in the disclosure schedule delivered to the Purchaser Parent concurrently with the execution of this Agreement (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in sections, subsections or clauses corresponding to the numbered and lettered sections, subsections or clauses contained in this Article III, and the disclosure in any such numbered and lettered section of the Disclosure Schedule shall qualify only the corresponding section and paragraph in this Article III (except to the extent it is readily apparent from such disclosure that such disclosure is responsive to another section, subsection or clause in this Article III, in which case such disclosure shall also be deemed to qualify such other section, subsection or clause in this Article III).

          3.1          Organization, Standing and Power. The Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The Seller has all requisite corporate power to own, lease and operate the Acquired Assets owned, leased or operated by it and, to carry on the Business as now being conducted. The Seller is duly qualified or licensed to do business and is in good standing in the State of California. The Seller is not qualified to do business in any state or jurisdiction other than the State of California with respect to the portion of its operations that constitute the Business. The Seller is not in violation of any of the provisions of its certificate of incorporation or bylaws in any manner that would have a Business Material Adverse Effect.

          3.2          Authority. The Seller has all requisite corporate power and authority to enter into the Operative Agreements, to perform its obligations thereunder, and to consummate the Contemplated Transactions. The execution and delivery of the Operative Agreements, and the consummation of the Contemplated Transactions, have been duly authorized by all necessary corporate action on the part of the Seller. No vote of the holders of the shares of capital stock of the Seller is required to approve the Seller’s execution of the Operative Agreements and the consummation of the Contemplated Transactions by the Seller. This Agreement has been duly executed and delivered by the Seller and constitutes the valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity. The execution and delivery of this Agreement by the Seller does not, the execution and delivery of the other Operative Agreements by the Seller will not, and the consummation of the Contemplated Transactions will not, except as set forth in Section 3.2 of the Disclosure Schedule, require any consent or other action by any Person under, or conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or result in the triggering of any payment or other obligation under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or result in the creation of any Lien in or upon any of the Acquired Assets under, (i) any provision of the certificate of incorporation or bylaws of the Seller, or (ii) any mortgage, indenture, lease, contract or other agreement, obligation, commitment, arrangement, understanding or instrument to which the Seller is a party, or any Legal Requirements applicable to the Seller or any of the Acquired Assets, except as would not have a Business Material Adverse Effect. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is or will be required by or with respect to the Seller in connection with the execution and delivery of the Operative Agreements or the consummation of the Contemplated Transactions, except as would not have a Business Material Adverse Effect.

          3.3          Financial Statements. The Seller has delivered to the Purchaser complete and correct copies of the pro forma statements of assets of the Business, pro forma profit and loss statements of the Business and pro forma income statements of the Business as of and for the twelve month period ended December 31, 2009 and as of and for the six-month period ended June 30, 2010 (collectively, the “Financial Statements”). The Financial Statements have been derived from the books and records of the Seller. The Financial Statements are complete and correct in all material respects and fairly present the financial condition and results of operations of the Business as of the dates and for the periods indicated.

          3.4          Absence of Certain Changes.     (a) Since June 30, 2010 (the “Pro Forma Statement Date”), the Seller has conducted the Business in the Ordinary Course of Business, and there has not been:

                                        (i)          any event, occurrence or development which, individually or in the aggregate, has had or reasonably would be expected to have a Business Material Adverse Effect;

                                        (ii)         any creation or assumption by the Seller of any Lien on any Acquired Asset;

                                        (iii)        any revaluing in any material respect any of the Acquired Assets, including without limitation writing down the value of any inventory included in the Acquired Assets or writing off of accounts receivable included in the Acquired Assets other than normal and customary depreciation of physical assets;

                                        (iv)        any material change in any method of accounting or accounting principles or practice by the Seller relating to the Business, except for any such change required by reason of a change in GAAP;

                                        (v)         except as specifically set forth in the Disclosure Schedule and other than the implementation of the Seller’s current employee compensation related policies, programs, and procedures for the Seller’s employees, including the employees of the Seller employed with respect to the Business, any (i) grant of the right to receive any severance, retention or termination pay to any current or former officer or employee of the Business, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any current or former officer or employee of the Business, (iii) increase or acceleration in vesting or benefits payable under any existing severance or termination pay policies or employment agreements of any officer or employee of the Business or (iv) increase or acceleration in vesting or payment of compensation, bonus or other benefits payable to current or former officers or employees of the Business;

                                        (vi)           any loss or termination of, or any material adverse change in relations with, any customer or supplier of the Business that, individually or in the aggregate, had resulted or would reasonably be expected to result in a Business Material Adverse Effect;

                                        (vii)          any action taken by or on behalf of the Seller since the date of the Environmental Study which would reasonably be expected to incur any liability of $50,000 or more under any applicable Environmental Law;

                                        (viii)         any action by or on behalf of the Seller which, if it had been taken after the date hereof, would have required the consent of the Purchaser under Section 5.1 hereof; or

                                        (ix)           any agreement to take any actions specified in this Section 3.4, except for this Agreement.

                              (b)      The Seller has not removed, disposed of or transferred any assets used exclusively in the Business, other than inventory, from the Richmond Facility during the six months prior to the date of this Agreement.

          3.5          Litigation. There is no Action pending before any Governmental Authority, or, to the knowledge of the Seller, threatened against or affecting the Business or any of the Acquired Assets or officers or employees of the Business (in their capacities as such). There is no judgment, decree or order against the Seller or any of its Affiliates or, to the knowledge of the Seller, any of its directors or officers (in their capacities as such), relating to the Business or the Acquired Assets. No Governmental Authority has indicated in writing an intention to conduct any audit, investigation or other review with respect to the Business or the Acquired Assets which investigation or review, if adversely determined, individually or in the aggregate, would reasonably be expected to have a Business Material Adverse Effect.

          3.6          Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon the Seller which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current business practice of the Seller with respect to the Business, the conduct of the Business by the Seller as currently conducted by the Seller, or the conduct of the Business by the Purchaser after the Closing in a manner consistent in all material respects with the conduct of the Business by the Seller as currently conducted except with respect to ownership of the Acquired Assets.

          3.7          Intellectual Property.

                              (a)      For purposes of this Agreement, “Intellectual Property” refers to the following, to the extent owned by the Seller and exclusively relating to the current conduct of the Business:

                                        (i)             all issued patents, reissued or reexamined patents, revivals of patents, renewals, continuations, continuations-in-part, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name (collectively, “Issued Patents”);

                                       (ii)          all published or unpublished nonprovisional and provisional patent applications, reexamination proceedings, invention disclosures and records of invention (collectively “Patent Applications” and, with the Issued Patents, the “Patents”);

                                       (iii)         all copyrights and copyrightable works, including all rights of authorship, use, publication, reproduction, distribution, performance transformation, moral rights and rights of ownership of copyrightable works, semiconductor topography works and mask works and all applications, registrations, and renewals relating thereto, and all rights to register and obtain renewals and extensions of registrations, copies and tangible embodiments of the foregoing (in whatever form or medium) together with all other interests accruing by reason of international copyright conventions (collectively, “Copyrights”);

                                       (iv)         all trademarks, registered trademarks, applications for registration of trademarks, service marks, registered service marks, applications for registration of service marks, logos, trade names, registered trade names and applications for registrations of trade names, trade dress, domain names, vanity numbers or goodwill associated therewith, or translations, adaptations, derivations, and combinations thereto regardless of the country, including, without limitation, the “PerfectWave” trademark, which is not registered, and U.S. Trademark Registration No. 3,181,179 (based on International Registration No. 0867299) for the mark “ASML PerfectWave”, except for any of the foregoing which include the ASML name other than ASML PerfectWave (collectively, the “Trademarks”);

                                       (v)          all Confidential Information including technology, ideas, inventions, designs, proprietary information, manufacturing and operating specifications, know how, formulae, trade secrets, technical data, computer programs, hardware, software and processes, drawings, customer and supplier lists, cost information and marketing plans and proposals; and

                                       (vi)         all other intangible assets, properties and rights (whether or not appropriate steps have been taken to protect, under applicable law, such other intangible assets, properties or rights).

                              (b)     With respect to each item of Intellectual Property incorporated into any product of the Business (collectively, the “Products”) or otherwise used in the Business (except “off the shelf” or other software widely available through regular commercial distribution channels at a cost not exceeding $10,000 on standard terms and conditions, as modified for the Business) (the “Business Intellectual Property”), Section 3.7(b) of the Disclosure Schedule lists:

                                       (i)           all Issued Patents and Patent Applications, all Trademarks and all registered Copyrights and all mask works used in the Business as currently conducted, including the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed; and

                                         (ii)          the following agreements relating to each of the Products or the Business Intellectual Property: all (A) agreements granting any right to distribute or sublicense a Product on any exclusive basis, (B) any exclusive or non-exclusive licenses of Intellectual Property to or from the Seller, (C) agreements pursuant to which the amounts actually paid or payable under firm commitments to the Seller are $100,000 or more, (D) joint development agreements, (E) any agreement by which the Seller grants any ownership right to any Business Intellectual Property owned by the Seller, (F) any order relating to the Business Intellectual Property and (G) any option relating to any Business Intellectual Property, but in each case of items (A) through (G) excluding development, cross-license or other agreements to which ASML NV or any of its Affiliates other than the Seller is a party.

                              (c)       Section 3.7(c) of the Disclosure Schedule contains an accurate list of all licenses, sublicenses and other agreements to which the Seller is a party and pursuant to which the Seller is authorized to use any Intellectual Property owned by any third party in the Business, excluding “off the shelf” or other software at a cost not exceeding $10,000 and widely available through regular commercial distribution channels on standard terms and conditions, but in each case excluding development, cross-license or other agreements to which ASML NV or any of its Affiliates other than the Seller is a party (“Third Party Intellectual Property”).

                              (d)       To the Seller’s knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Business Intellectual Property, including any Third Party Intellectual Property, by any third party, including any Employee of the Business. Except as disclosed in Section 3.7(d) of the Disclosure Schedule, the Seller has not entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property. Except as disclosed in Section 3.7(d) of the Disclosure Schedule, there are no agreements that require the payment of royalties, fees or other payments payable by the Seller to any Person by reason of the ownership, use, sale, assignment or disposition of Products or Intellectual Property, including Business Intellectual Property and Third Party Intellectual Property.

                              (e)       The Seller is not in breach of any license, sublicense or other agreement relating to the Business Intellectual Property or Third Party Intellectual Property Rights. Neither the execution, delivery or performance of this Agreement or any ancillary agreement contemplated hereby nor the consummation of the Contemplated Transactions will breach any such agreement, contravene, conflict with or result in an infringement on the Purchaser’s right to own or use any Business Intellectual Property, including any Third Party Intellectual Property. Neither the execution, delivery or performance of this Agreement or any ancillary agreement contemplated hereby nor the consummation of the Contemplated Transactions will require any payments to third parties and such agreements will continue to be enforceable on identical terms following the consummation of the Contemplated Transactions.

                              (f)       The only Patents used in the Business are the Patents identified in Exhibit C to the License and Support Agreement. All Patents, registered Copyrights and registered Trademarks held by the Seller, to the extent used in the Business, are owned by the Seller and enforceable, valid and subsisting. All maintenance and annual fees with respect to such Intellectual Property have been fully paid and all fees paid during prosecution and after issuance of any patent comprising or relating to such item have been paid in the correct entity status amounts and no such fees will be due within six (6) months after the Closing. To the knowledge of the Seller, the Seller is not infringing, misappropriating or making unlawful use of in connection with the Business, and the Seller has not received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of in connection with the Business, any Intellectual Property or other proprietary asset owned or used by any third party. There is no Action pending or, to the knowledge of the Seller, threatened nor has any written claim or demand been made, which challenges the legality, validity, enforceability or ownership of any item of the Business Intellectual Property or Third Party Intellectual Property or alleges a claim of infringement of any Patents, Copyrights or Trademarks or violation of any trade secret or other proprietary right of any third party. The Seller has not brought an Action alleging infringement of the Business Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.

                              (g)       All current and former officers and employees of the Seller who have or have had access to proprietary information of the Business or have contributed to the development of Business Intellectual Property have executed and delivered to the Seller an agreement (containing no exceptions or exclusions from the scope of its coverage) regarding the protection of such proprietary information and the assignment to the Seller of any such Intellectual Property arising from services performed for the Seller by such Persons, the form of which has been supplied to the Purchaser. All current and former consultants and independent contractors to the Seller involved in the development, modification, marketing and servicing of the Products and/or the Business Intellectual Property have executed and delivered to the Seller an agreement in the form provided to the Purchaser (containing no exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and the assignment to the Seller of any Intellectual Property arising from services performed for the Seller with respect to the Business by such Persons. To the Seller’s knowledge, no employee or independent contractor of the Seller is in violation of any term of any patent disclosure agreement or employment contract or any other contract or agreement relating to the relationship of any such employee or independent contractor with the Seller. No current or former officer, director, shareholder, employee, consultant or independent contractor has any right, claim or interest in or with respect to any Business Intellectual Property.

                              (h)       The Seller has taken commercially reasonable and customary measures and precautions necessary to protect and maintain the confidentiality of all the Business Intellectual Property (except such the Business Intellectual Property whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the full value of all Intellectual Property owned or used in connection with the Business. All use, disclosure or appropriation of Intellectual Property not otherwise protected by patents, patent applications or copyrights owned by the Seller and relating to the Business by or to a third party is subject to the terms of a written agreement between the Seller and such third party. All use, disclosure or appropriation of Intellectual Property not owned by the Seller and relating to the Business is subject to the terms of a written agreement between the Seller and the owner of such Intellectual Property, or is otherwise lawful.

                              (i)       The Seller is not subject to any Action or outstanding decree, order, judgment or stipulation restricting in any manner the use, transfer or licensing thereof by the Seller, or which may affect the validity, use or enforceability of such the Business Intellectual Property. The Seller is not subject to any agreement which restricts in any material respect the use, transfer or licensing by the Seller of the Business Intellectual Property or the Seller Products.

                              (j)       To the Seller’s knowledge, other than the Business Intellectual Property, Third Party Intellectual Property and Intellectual Property licensed to ASML pursuant to development, cross license or other agreements to which the Seller, its parent or any Affiliate are a party (collectively, the “Necessary Intellectual Property”), no Intellectual Property is necessary to operate the Business. The Seller has not disposed of any Necessary Intellectual Property during the six months prior to the date of this Agreement.

          3.8          Material Contracts.

                              (a)       True, correct and complete copies of each Assumed Contract have been delivered to the Purchaser.

                              (b)       With respect to each Assumed Contract: (i) the agreement is legal, valid, binding and enforceable and in full force and effect with respect to the Seller, and to the Seller’s knowledge is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; (iii) the Seller has performed all the obligations required to be performed by it and is entitled to all benefits thereunder; and (iv) neither the Seller nor, to the Seller’s knowledge, any other party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach of default by the Seller or, to the Seller’s knowledge, by any such other party, or permit termination, modification or acceleration, under the agreement.

          3.9          Title to Acquired Assets.

                              (a)       The Seller has good and marketable title to all of the Personal Property included in the Acquired Assets free and clear of all Liens, except for Permitted Liens. The Seller is in possession of all of the Personal Property, all of which is located at the Richmond Facility. At the Closing, the Purchaser will obtain from the Seller good and marketable title to the owned Personal Property included in the Acquired Assets free and clear of all Liens, except for Permitted Liens. None of the Personal Property included in the Acquired Assets are owned or leased by any Person other than the Seller.

                              (b)       The Personal Property included in the Acquired Assets is in all material respects in good operating condition and repair, subject to normal wear and tear not caused by neglect.

          3.10          Real Property.

                                   (a)          Section 3.10 of the Disclosure Schedule identifies all interests in real property including land and improvements owned by the Seller which are used by the Seller in the conduct of the Business at the Richmond Facility as of the date hereof (the “Owned Real Property”). There are no tenants, subtenants, licensees, occupants or other parties in possession of all or any portion of the Owned Real Property other than the Seller. Neither the Seller nor any Affiliate of the Seller leases, subleases, licenses or otherwise occupies or uses any real property (or interest therein) in connection with the Business except for the Owned Real Property.

                                   (b)          The Seller holds and at the Closing will convey to the Purchaser, good, valid and marketable fee title to the Owned Real Property, free and clear of all Liens whatsoever except for Permitted Liens.

                                   (c)          Except as set forth in Section 3.10(c) of the Disclosure Schedule, to the Seller’s knowledge, all buildings, structures, improvements, facilities, fixtures, all material components of all buildings, structures, landscaping, and other improvements included within the Owned Real Property, including, but not limited to, the roofs and structural elements thereof, shrubbery and the ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facilities included therein (collectively, the “Improvements”) are in good operating condition and repair, subject to normal wear and tear, given their relative ages, and are usable in the Ordinary Course of Business, and no maintenance, repair or replacement thereof has knowingly been deferred. There are no unsatisfied written requests for any repairs, restorations or improvements to the Owned Real Property and Improvements from any Governmental Authority, there are no ongoing repairs to the Owned Real Property and Improvements being made by or on behalf of the Seller, and all repairs for which payment is due have been paid for. No portion of the Owned Real Property has suffered any material damage by fire, earthquake or other casualty which heretofore has not been repaired and restored. No Person other than the Seller owns any Improvements necessary to the operation of the Business.

                                   (d)          The use and operation of the Owned Real Property and Improvements in the manner currently operated is lawful and is in compliance with all use laws, statutes, rules, regulations, ordinances, orders, writs, injunctions, judgments, decrees, awards and restrictions, including, without limitation, zoning and land use laws (collectively, “Use Laws”) of every Governmental Authority having jurisdiction over such Owned Real Property and Improvements. The use and operation of the Improvements and the Owned Real Property in the manner currently operated by the Seller are lawful and in compliance with all Legal Requirements, including, without limitation, all laws relating to the construction and safety of the Improvements and access thereto by the handicapped (such laws, collectively with the Use Laws, “Real Property Laws”) of every Governmental Authority having jurisdiction. The Seller has not received any written notice of any uncured violation of or pending investigation regarding any Real Property Laws with respect to the Owned Real Property. The Seller has provided to the Purchaser copies, if in the possession of the Seller or any of its Affiliates, of (i) the most recent title reports relating to the Owned Real Property and all title insurance policies currently in effect with respect to the Owned Real Property, (ii) all as-built surveys, site plans and recorded plats relating to the Owned Real Property and/or the Improvements, (iii) every engineering review and inspection, geotechnical report, environmental site assessment or other environmental document (including Phase I and Phase II reports), health inspection report, license, permit, or similar document and contract relating to the Owned Real Property and/or the Improvements, (iv) all plans, specifications and other drawings relating to the Owned Real Property and/or the Improvements, including building specifications and certificate of occupancy, (v) all materials submitted by the Seller to Governmental Authorities in connection with the development, operation or zoning of the Owned Real Property and/or the Improvements, and (vi) the most recent property tax assessments and bills for the last three (3) years.

                                   (e)          The Seller has not received written notice of, and does not otherwise have knowledge of, any pending or threatened condemnation, fire, health, safety, building, zoning or other land use regulatory proceeding, which would have a Business Material Adverse Effect or materially impair the use and operation of any portion of the Owned Real Property and/or Improvements as currently conducted in connection with the Business or the value of any material portion of the Owned Real Property or Improvements, nor has the Seller received written notice of any special improvements, Liens, assessments or pending assessment proceedings affecting any of the Owned Real Property or Improvements, nor has the Seller received any written notice of uncured violation or pending claimed violation, in any material respect, of any Real Property Law with respect to the Owned Real Property.

                                   (f)          All water, sewer, gas, electric, telephone and drainage facilities, and all other utilities required by any applicable Legal Requirements or by the current use and operation of the Owned Real Property and Improvements are installed to the property lines of the Owned Real Property, connected pursuant to valid permits to municipal or public utility services or proper drainage facilities, to service the Owned Real Property and Improvements as currently used in the operation of the Business. The Seller does not have knowledge or written notice of any fact or condition which could result in the termination or material reduction of the current access from the Owned Real Property to existing roads or to sewer or other utility services presently serving the Owned Real Property.

                                   (g)          All licenses, permits, certificates (including, without limitation, certificates of occupancy), easements and rights of way, including proof of dedication, required from all Governmental Authorities having jurisdiction over the Owned Real Property for the use and operation of the Owned Real Property and Improvements as currently used in the operation of the Business and to ensure vehicular and pedestrian ingress to and egress from the Owned Real Property have been obtained, except where the failure to obtain any such license, permit, certificate, easement or right of way would not have a Business Material Adverse Effect or materially impair the value or current use of the Owned Real Property in connection with the Business.

                                   (h)          The Seller has not granted any easements or entered into any arrangement or agreement affecting rights to the Owned Real Property, except those of record.

          3.11          Environmental Matters.

                                   (a)          Except as would not have an Environmental Material Adverse Effect:

                                        (i)          The Seller is and has been in compliance with all restrictions, standards and obligations established under applicable Environmental Laws relating to the Owned Real Property and Improvements (each, an “Applicable Property”).

                                        (ii)         During the period of ownership or operation by the Seller of any Applicable Property, and, to the Seller’s knowledge, prior to the period of such ownership or operation, no Hazardous Material has been treated or disposed of, and there have been no Releases or threatened Releases of Hazardous Material at, in, on, under or affecting any such Applicable Property or any contiguous site that may or will give rise to any Environmental Liabilities or that may be imposed upon the Seller or any purchaser of the Acquired Assets under Environmental Laws a requirement to remediate any Applicable Property.

                                        (iii)        Section 3.11(a)(iii) of the Disclosure Schedule identifies all Environmental Permits necessary to operate the Applicable Properties in all material respects in the manner they are currently operated, all such Environmental Permits have been duly obtained or filed and are in full force and effect, and the Seller is in compliance with such Environmental Permits.

                                        (iv)        No employee of the Seller or other Person has claimed that the Seller is liable for alleged injury or illness resulting from an alleged exposure to a Hazardous Material at any Applicable Property.

                                        (v)         No Action against the Seller or its Affiliates is pending or, to the Seller’s knowledge, threatened against the Seller, with respect to Hazardous Materials or Environmental Laws, and the Seller is not aware of any facts or circumstances which could form the basis for assertion of a claim against the Seller or which could form the basis for any Environmental Liabilities to be asserted against the Seller or any purchaser of the Acquired Assets, regarding the Release of any Hazardous Materials or regarding actual or potential noncompliance with Environmental Laws at any Applicable Property.

                                        (vi)        The Seller has not received any written notice of, or entered into or assumed by contract, judicial or administrative settlement, or operation of law any indemnification obligation, order, settlement or decree relating to: (1) any violation of any Environmental Laws or the institution or pendency of any Action by any Governmental Authority or any third party in connection with any alleged violation of Environmental Laws or any Release of Hazardous Materials at any Applicable Property, (2) the response to or remediation of Hazardous Material at any Applicable Property or arising from the Seller’s activities at any Applicable Property or (3) payment for any response action relating to or remediation of Hazardous Material at any Applicable Property or arising from any of the Seller’s activities at any Applicable Property.

                              (b)     The Seller has provided to the Purchaser copies of any reports, data, summaries, correspondence, or similar documents in its possession reflecting the Environmental Condition of any Applicable Property and any violations of Environmental Law known to the Seller that have not been remedied.

                                   (c)          The Seller has delivered to the Purchaser a Phase II environmental site assessment, dated September 14, 2010, prepared by URS Corporation (the “Environmental Study”).

          3.12          Taxes.

                                   (a)          The Seller has properly prepared and timely filed all Tax Returns required to be filed which reflect any income from or attributable to the Business or the ownership of the Acquired Assets, such Tax Returns are true and correct in all material respects and the Seller has paid all Taxes shown thereon as owing to the extent of income from or attributed to the Business or the ownership of the Acquired Assets.

                                   (b)          There are no Liens for Taxes on any of the Acquired Assets, except for Liens for Taxes not yet due and payable, and the Seller has taken no action, and has not failed to take any action, which could result in the Acquired Assets becoming subject to any Lien for unpaid Taxes.

                                   (c)          To the knowledge of the Seller, no action, suit, proceeding, or audit regarding Taxes is pending against the Seller with respect to the Business or the ownership of the Acquired Assets.

                                   (d)          To the extent related to the Acquired Assets or the Business, or to the extent the Purchaser could have successor liability, the Seller is not and has never been a party to any Tax allocation agreement, Tax sharing agreement or similar arrangement with any other party, and the Seller has not assumed any Tax obligations of, or with respect to any transaction relating to, any other Person or agreed to indemnify any other Person with respect to any Tax, that could result in a Lien being placed on the Acquired Assets.

                                   (e)          To the extent related to the Acquired Assets, the Business or to the extent the Purchaser or the Purchaser Parent would have successor liability, the Seller has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have duly and timely withheld from employee salaries, wages and other compensation and have paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

          3.13          Employees.

                                   (a)          The Seller has furnished to the Purchaser Parent a schedule setting forth a true, correct and complete list of each Person currently employed by the Seller in the Business (individually, an “Employee” and collectively, the “Employees”) and, with respect to each such Employee, (i) the amount of salary currently being paid on a gross annualized basis, the hourly pay rate (if applicable) of such Employee and the amount of compensation paid in the twelve months ended June 30, 2010 and June 30, 2009; (ii) the material terms of any employment or similar agreement with such Employee; and (iii) the nature and amount of any perquisites or personal benefits currently being provided to or for the account of such Employee, other than the employee benefit plans of general application. The Seller is not in default in any material respect of any of the foregoing obligations and the Seller will bear full responsibility for any such obligations outstanding or due, owing or accrued prior to the Closing Date (including, for the avoidance of doubt, under any employee benefit plans of general application). The Seller has also furnished to the Purchaser Parent a true, correct and complete list of individuals who are (A) “leased employees” of the Business within the meaning of Section 414(n) of the Code or (B) “independent contractors” of the Business within the meaning of the Code and the rules and regulations promulgated thereunder, and in each case, the amount paid by the Seller during the twelve months ended June 30, 2010 and July 30, 2009 and the hourly pay rate or other compensatory arrangements with respect to each such Person.

                                   (b)          To the knowledge of the Seller, no Employee is a party to any Confidential Information or other agreement that in any way restricts the ability of such Employee to perform his or her duties for the Seller.

                                   (c)          The Seller has complied, with respect to the Business, in all material respects with all laws, rules and regulations relating to the employment of labor, including provisions thereof relating to wages, hours, meal periods and rest breaks, equal opportunity, collective bargaining, nondiscrimination, harassment, and the payment of social security and other Taxes. There are no pending or, to the knowledge of the Seller, threatened charges of unfair labor practices, employment discrimination or other wrongful action with respect to any aspect of employment of any Person employed by the Seller in the Business. All Persons who have performed services for the Seller in connection with the Business and have been classified as independent contractors have, to the knowledge of the Seller, satisfied the requirements of all laws to be so classified and, as applicable, the Seller has fully and accurately reported their compensation on IRS Forms 1099 or other applicable tax forms for independent contractors when required to do so.

                                   (d)          There are no Actions pending or, to the knowledge of the Seller, threatened, between the Seller, on the one hand, and any current or former Employee, on the other hand, including any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortuous conduct, wage and hour claims, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic advantage. There are no claims pending, against the Seller under any workers’ compensation or long term disability plan or policy applicable to any current Employee.

                                   (e)          The Seller is not a party to, or bound in any manner by, any collective bargaining agreement contract, or other agreement of understanding with a labor or trade union, labor organization, staff association or works council, or similar grouping of employee representations with respect to the Business, and the Seller has no knowledge of any activities or proceedings of any labor union to organize the Employees by any Person, unit or group seeking to act as their bargaining agent. To the knowledge of the Seller, no union representation elections relating to the Employees have been scheduled by any Governmental Authority and no investigation of the employment policies or practices of the Seller by any Governmental Authority is pending or threatened. There has not been over the last three (3) years any labor strike, slowdown or work stoppage or lockout by Employees.

                                   (f)          The Seller has provided all Employees with all wages, benefits, relocation benefits, stock options, bonuses and incentives and all other compensation which became due and payable through the date of this Agreement. The Seller has not instituted any “freeze” of, or delayed or deferred the grant of, any cost-of-living or other salary adjustments for any of the Employees.

                                   (g)          The Seller is not in default in any material respect with respect to any (a) contributions or material obligations under any Employee Plan or (b) withholding or other employment Taxes or payments on behalf of any current or former Employee.

                                   (h)          The Seller does not currently employ, and has not employed within the preceding twelve months, 75 or more persons at the Richmond Facility and is not required to comply with the notice requirements of the California Worker Adjustment and Retraining Notification Act.

          3.14          Employee Plans.

                                   (a)          With respect to the current Employees, the Seller has not incurred nor may incur, directly or indirectly, any liability or obligation under Title IV of ERISA with respect to any “employee pension plan” (within the meaning of Section 3(2) of ERISA), including, without limitation, any multiemployer plan described in Section 3(37) of ERISA. No lien has been imposed on the Acquired Assets pursuant to Section 302, 303 or Title IV of ERISA or Section 412 or 430 of the Code and no fact exists that would reasonably be expected to give rise to such lien. The Seller has not contributed to or had an obligation to contribute to a multiemployer plan as described in Section 3(37) of ERISA with respect to any individuals who may become Transferred Employees.

                                   (b)          No Employee Plan provides to individuals who may become Transferred Employees (or such Transferred Employees’ eligible dependants) for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant’s termination of employment, except as may be required by COBRA or any similar state law at such participant’s or such beneficiary’s expense. The requirements of section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA relating to COBRA continuation of health coverage have been substantially satisfied with respect to each Employee Plan in which a Transferred Employee Participates that is subject to such requirements. As of the Closing Date, all contributions (including all premiums, employer contributions and employee salary reduction contributions) required to be made to, under or with respect to each Employee Plan with respect to individuals who may become Transferred Employees (and their dependents and beneficiaries) will have been made.

                                   (c)          No Employee who may become a Transferred Employee is covered by an Employee Plan that is subject to the laws of, or maintained primarily for the benefit of employees whose principal employment is located in, a country other than the United States.

          3.15          Insurance. The Seller carries property, liability, workers’ compensation and such other types of insurance with respect to the Business pursuant to the insurance policies listed and briefly described in Section 3.15 of the Disclosure Schedule (collectively, the “Insurance Policies”). The Insurance Policies cover such risks and contain such policy limits, types of coverage and deductibles as are, in the Seller’s judgment, adequate to insure fully (subject to the deductibles and retention amounts described in Section 3.15 of the Disclosure Schedule) against risks to which the Business and its employees, business, properties and other assets may be exposed in the operation of the Business as currently conducted. Section 3.15 of the Disclosure Schedule sets forth a list of all claims under any such Insurance Policy in excess of $50,000 per occurrence filed by or on behalf of the Seller relating to the Business (including any Closing Date Employee) since June 30, 2009. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All of such Insurance Policies are valid and enforceable policies, all premiums due and payable under all such policies and bonds have been paid and the Seller is otherwise in compliance in all material respects with the terms of such policies and bonds. The Seller has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

          3.16          Licenses and Permits. The Seller has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant or other authorization of a Governmental Authority (i) pursuant to which the Seller currently operates or holds any interest in any of the Acquired Assets or (ii) that is required for the operation of the Business, the current operation and use of the Owned Real Property and the Improvements or the holding of any of the Acquired Assets by the Seller (collectively, “Permits”), all of which are listed (with expiration dates, if applicable) on Section 3.16 of the Disclosure Schedule, and all of such Permits are in full force and effect, except where the failure to obtain or have any such authorizations could not reasonably be expected to have a Business Material Adverse Effect. No Permit is subject to revocation or forfeiture by virtue of any existing circumstances, there is no Action pending or, to the knowledge of the Seller, threatened to modify or revoke any Permit, and no Permit is subject to any outstanding order, decree, judgment, stipulation or, to the knowledge of the Seller, investigation that would reasonably be likely to materially adversely affect such Permit.

          3.17          Compliance With Laws. The Seller has complied in all material respects with, is not in violation in any material respect of and has not received any written notices of violation with respect to, any Legal Requirement with respect to the ownership or operation of the Business or the Acquired Assets. To the knowledge of the Seller, no investigation or review by any Governmental Authority (including without limitation any audit or similar review by any federal, foreign, state or local taxing authority) with respect to the ownership and operation of the Business or the Acquired Assets is pending or threatened, nor has any Governmental Authority indicated in writing to the Seller an intention to conduct the same.

          3.18          Certain Business Practices. To the knowledge of the Seller, no Closing Date Employee has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

          3.19          Suppliers and Customers.

                                   (a)          The Seller has furnished to the Purchaser a schedule setting forth a true, correct and complete list, for the 12-month periods ended June 30, 2010 and June 30, 2009, the names of (i) the top twenty (20) customers, as determined by revenue, of the Business, and the amount of revenues generated by each such customer in each such period and (ii) each supplier that accounted for more than $50,000 of the operating expenses of the Business during any such period.

                                   (b)          The Seller has not received any written or, to its knowledge, oral notice that any customer or supplier identified on the schedule referred to in Section 3.19(a) has canceled or otherwise terminated, or to the Seller’s knowledge threatened to cancel or terminate, its relationship with the Business, or to the Seller’s knowledge threatened to decrease or limit materially, its business done with the Business, and, except as set forth on such schedule, the Seller has no reason to believe that any such customer or supplier would not continue its business relationship in respect of the Business with the Purchaser following the Closing on substantially the same terms as such customer or supplier has heretofore done business with the Seller in respect of the Business.

          3.20          Brokers’ and Finders’ Fee. No broker, finder or investment banker engaged by the Seller or its Affiliates is entitled to brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges for which the Purchaser or the Purchaser Parent would be liable or which would be payable by the Purchaser or the Purchaser Parent in connection with this Agreement or the Contemplated Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND THE
PURCHASER PARENT

          The Purchaser and the Purchaser Parent represent and warrant to the Seller, jointly and severally, that the statements set forth in this Article IV are true and correct as of the date of this Agreement or such other date as may be referred to in any particular representation and warranty:

          4.1          Organization, Standing and Power. Each of the Purchaser and the Purchaser Parent is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of the Purchaser and the Purchaser Parent has all requisite corporate power to own, lease and operate its properties and to carry on its business, if any, as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except where the failure to be so qualified and in good standing would not have a Purchaser Material Adverse Effect. Each of the Purchaser and the Purchaser Parent has delivered to the Seller a true and correct copy of its certificate of incorporation and bylaws, each as amended to date, and such certificates of incorporation and bylaws are in full force and effect. Neither the Purchaser nor the Purchaser Parent is in violation of any of the provisions of its certificate of incorporation or bylaws.

          4.2          Authority. Each of the Purchaser and the Purchaser Parent has all requisite corporate power and authority to enter into the Operative Agreements to which it is a party, to perform its obligations thereunder, and to consummate the Contemplated Transactions. The execution and delivery of the Operative Agreements, and the consummation of the Contemplated Transactions, have been duly authorized by all necessary corporate action on the part of each of the Purchaser and the Purchaser Parent. No vote of the holders of the shares of capital stock of the Purchaser Parent is required to approve the Purchaser Parent’s execution of the Operative Agreements and the consummation of the Contemplated Transactions. This Agreement has been duly executed and delivered by the Purchaser and the Purchaser Parent, and constitutes the valid and binding obligation of the each of the Purchaser and the Purchaser Parent, enforceable against each such Party in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity. The execution and delivery of this Agreement by the Purchaser and the Purchaser Parent does not, the execution and delivery of the other Operative Agreements to which it is a Party by the Purchaser and the Purchaser Parent will not, and the consummation of the Contemplated Transactions will not, require any consent or other action by any Person under, or conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or result in the triggering of any payment or other obligation under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or result in the creation of any Lien in or upon any material assets of the Purchaser or the Purchaser Parent under, (i) any provision of the certificate of incorporation or bylaws of the Purchaser or the Purchaser Parent, or (ii) any material mortgage, indenture, lease, contract or other agreement, obligation, commitment, arrangement, understanding or instrument to which the Purchaser or the Purchaser Parent is a party, or any Legal Requirements applicable to the Purchaser or the Purchaser Parent, except as would not have a Purchaser Material Adverse Effect. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is or will be required by or with respect to the Purchaser or the Purchaser Parent in connection with the execution and delivery of the Operative Agreements or the consummation of the Contemplated Transactions, other than the filing of the deed of transfer referred to in Section 6.2(f)(iii) in the appropriate real property recording office and except as would not have a Purchaser Material Adverse Effect.

          4.3          Financing. The Purchaser Parent and Purchaser have readily available to them sufficient funds to pay the Purchase Price under this Agreement.

          4.4          Litigation. There is no Action pending before any Governmental Authority, or, to the knowledge of the Purchaser or the Purchaser Parent, threatened against or affecting the Purchaser or the Purchaser Parent or officers or employees of either the Purchaser or the Purchaser Parent (in their capacities as such) which would reasonably be expected to prevent the consummation of the transactions contemplated by the Operative Agreements. There is no judgment, decree or order against the Purchaser, the Purchaser Parent or any of their Affiliates or, to the knowledge of the Purchaser or the Purchaser Parent, any of their directors or officers (in their capacities as such) which would reasonably be expected to prevent the consummation of the transactions contemplated by the Operative Agreements. No Governmental Authority has indicated in writing an intention to conduct any audit, investigation or other review of the Purchaser or the Purchaser Parent which investigation or review, if adversely determined, individually or in the aggregate, would reasonably be expected to prevent the consummation of the transactions contemplated by the Operative Agreements.

          4.5          Brokers’ and Finders’ Fee. No broker, finder or investment banker engaged by the Purchaser, the Purchaser Parent or their Affiliates is entitled to brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or the Contemplated Transactions.

ARTICLE V

CONDUCT PRIOR TO THE CLOSING

          5.1          Conduct of the Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, the Seller agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by the Purchaser Parent, which consent shall not be unreasonably withheld or delayed), to use commercially reasonable efforts to carry on the Business in the Ordinary Course of Business in substantially the same manner as heretofore conducted, and in compliance in all material respects with all applicable Legal Requirements, to pay or perform its obligations when due and to use commercially reasonable efforts to preserve intact the present business organization of the Business, keep available the services of its present employees of the Business and preserve in all material respects its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with the Business to the end that the goodwill of the Acquired Assets and the continued operation of the Acquired Assets shall be unimpaired at the Closing Date. Without limiting the foregoing, except as expressly contemplated by this Agreement or the Disclosure Schedule, the Seller shall not do or cause to be done any of the following, without the prior written consent of the Purchaser Parent, which consent shall not be unreasonably withheld or delayed:

                                   (a)          Intellectual Property. Transfer to any Person any rights to its Intellectual Property included in the Acquired Assets;

                                   (b)          Intellectual Property Rights. Amend or enter into any agreement, whether or not an Assumed Contract, pursuant to which any other party is granted rights of any type or scope with respect to the Intellectual Property included in the Acquired Assets;

                                   (c)          Dispositions. Sell, lease, license or otherwise dispose of or encumber any of the Acquired Assets, other than sales of inventory in the ordinary course of business and disposition of obsolete inventory in the Ordinary Course of Business;

                                   (d)          Liens. Permit the incurrence of any Lien, other than Permitted Liens, on the Acquired Assets;

                                   (e)          Agreements. Enter into, terminate or amend, or otherwise modify or waive any of the terms in a manner which will adversely affect the Business, any Assumed Contract;

                                   (f)          Capital Expenditures. Make any material capital expenditures, capital additions or capital improvements to the Acquired Assets;

                                   (g)          Insurance. Materially reduce the amount of any insurance coverage provided by existing insurance policies which insure the Business or the Acquired Assets;

                                   (h)          Employee Plans and Compensation. With respect to Employees who will become Transferred Employees, increase their base salaries under any Employee Plan or otherwise, other than as part of any adjustments applicable generally to employees of the Seller;

                                   (i)          Termination or Waiver. Terminate or waive any right of substantial value that is included in the Acquired Assets;

                                   (j)          Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Person or division thereof, make any investment in any other Person or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Business;

                                   (k)          Taxes. With respect to the Acquired Assets or the Business:

                                                  (i)          make or change any election in respect of Taxes;

                                                  (ii)         adopt or change any accounting method in respect of Taxes or file any amendment to a Tax Return;

                                                  (iii)        enter into any closing agreement;

                                                  (iv)        settle any claim or assessment in respect of Taxes; or

                                                  (v)         consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes.

                                   (l)          Revaluation. Except as required by GAAP, revalue any of the Acquired Assets, including without limitation writing down the value of inventory;

                                  (m)         Environmental Matters. Take any action with respect to the Business or the Acquired Assets which would reasonably be expected to incur any liability for Purchaser in excess of $50,000 under any applicable Environmental Law; or

                                   (n)         Other. Agree or commit to take any of the actions described in Sections 5.1(a) through (m) above, or take or agree or commit to take any action that would cause the conditions set forth in Section 6.1 or 6.2 not to be satisfied or that would reasonably be expected to prevent, impair or materially delay the ability of any of the Parties to consummate the transactions contemplated by this Agreement.

          5.2          Title Insurance.

                                   (a)          As soon as practicable after the date hereof, the Purchaser and the Purchaser Parent shall obtain a binding commitment (the “Commitment”) for the issuance of a then current fee owners extended coverage title insurance policy, either on the current ALTA form or in such other form as may be reasonably acceptable to the Purchaser Parent and its counsel (together with such endorsements as the Purchaser Parent may deem appropriate, the “Title Policy”), insuring title to each parcel of Owned Real Property and the Improvements in the Purchaser as prospective fee simple owner from a nationally recognized title insurance company selected by the Purchaser Parent (the “Title Insurer”) such that such Owned Real Property and Improvements shall be insured as of the Closing and no lapse in insurance coverage of such Owned Real Property and Improvements shall occur. The Purchaser Parent shall deliver a true, correct and complete copy of the Commitment to the Seller as soon as practicable after obtaining such Commitment. In addition, the Purchaser Parent shall obtain a survey of the Owned Real Property made by a registered land surveyor bearing a certificate addressed to the Purchaser, such other Persons that may be designated by the Purchaser Parent, and the Title Insurer, signed by the surveyor, certifying that the survey was actually made on the ground and that there are no encroachments except as shown, and complying with the then current minimum detail requirements for ALTA/ACSM and land title surveys as adopted by the American Land Title Association and the American Congress on Surveying and Mapping, and shall include the following Additional Survey Requirements shown on Table A thereof: Item No. 1, Item No. 2, Item No. 3, Item No. 6, Item No. 7(a), Item No. 7(b)(1), Item No. 8, Item No. 9, Item No. 10, Item No. 11(a), Item No. 13, Item No. 14, Item No. 15, and Item No. 16, and providing sufficient detail to enable the Title Insurer to issue the Title Policy without the general exception for survey matters (the “Survey”). Without limitation of the foregoing, the Survey shall show the following items (whether covered by the minimum detail requirements specified above or not): (i) all courses and distances of the boundaries and the legal description of the Owned Real Property; (ii) the location and dimensions of all improvements located on the Owned Real Property and their relation to lot lines, set back and building line requirements (whether such requirements are imposed by law, recorded deed or recorded plat); (iii) the location of all rights of way, water courses and easements serving or existing on the Owned Real Property; and (iv) all easements or restrictions contained within the Commitment including those which burden the Owned Real Property along with the improvements thereon and the limits of those off-site easements which benefit the Owned Real Property without improvements thereon. The Survey shall reference the most recent Commitment and cross-reference the easements noted by keying in the exception number allocated in the Commitment.

                                   (b)          The Purchaser Parent shall pay all premiums, fees, costs and other expenses relating to the Commitment, Title Policy and Survey.

                                   (c)          Within ten (10) Business Days following the Purchaser Parent’s receipt of a copy of the Commitment and the documents of record reflected therein, the Purchaser shall give written notice (the “Objection Notice”) to the Seller of any material conditions of title which are not reasonably acceptable to the Purchaser (the “Objections”). The Seller shall give the Purchaser notice (the “Response Notice”) if the Seller is unable or unwilling to convey title to the Owned Real Property without being subject to any or all of the Objections (specifying in detail the Objections which the Seller does not intend to cure) within five (5)

Business Days after the Response Notice is given. If the Seller does not respond within such five (5) Business Day period, then the Seller shall be required to convey title to the Owned Real Property without exception for such Objections at Closing. The Purchaser may elect, by written notice given to the Seller within five (5) Business Days after the Purchaser’s receipt of the Response Notice, to (i) accept such title to the Owned Real Property as the Seller is able or willing to convey, or (ii) extend the time for the cure or removal of the Objections, provided such extension shall not derogate from the Purchaser’s rights under clause (iv) below, (iii) cause the Objections relating to Liens other than Permitted Liens (including Monetary Encumbrances) to be cured at the Seller’s expense, and proceed to the Closing (and the Seller acknowledges and agrees that the Purchaser Parent may deduct a portion of the Preliminary Net Book Value payable at the Closing in connection with the removal of Monetary Encumbrances), or (iv) terminate this Agreement, in which event no Party hereto shall have any liability to another Party hereto.

                                   (d)          Notwithstanding anything to the contrary contained in this Agreement, at or prior to the Closing, the Seller shall cause to be removed of record (i) any mortgage, deed of trust, security agreement, or financing statement secured by all or any portion of the Owned Real Property and/or Improvements, (ii) remove all mechanics’ liens filed against all or any portion of the Owned Real Property and/or Improvements, (iii) remove any broker’s lien, judgment lien or any other Lien with respect to an obligation secured by the Owned Real Property and/or Improvements which can be satisfied solely by payment of a liquidated sum (the items described in the preceding clauses (i), (ii) and (iii) are, collectively, “Monetary Encumbrances”). The Purchaser and the Purchaser Parent acknowledge and agree that the Seller may use a portion of the Preliminary Net Book Value payable at the Closing in connection with the removal of Monetary Encumbrances.

          5.3          Notice of Certain Events.

                                   (a)          Each Party shall promptly notify each other of:

                                                 (i)           any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Contemplated Transactions;

                                                 (ii)          any notice or other communication from any Governmental Authority in connection with the Contemplated Transactions;

                                                 (iii)         any Actions commenced or, to the knowledge of the such Party, threatened against, relating to or involving or otherwise affecting such Party which relate to the consummation of the Contemplated Transactions;

                                                 (iv)          its obtaining knowledge of the occurrence, or failure to occur, of any event which occurrence or failure to occur will be likely to cause (A) any representation or warranty made by such Party contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation of warranty that is not so qualified becoming untrue or inaccurate in any material respect, in each case where such representation or warranty becoming untrue or inaccurate would cause the conditions set forth in Section 6.1 or 6.2 not to be satisfied, (B) the failure of such Party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement and (C) any fact or development which would reasonably be expected to result in the failure of any condition hereto not to be satisfied;

                                                 (v)          the failure of such Party to perform, or comply with, in any material respect any of its obligations, covenants, or agreements contained in this Agreement; or

                                                 (vi)          such Party obtaining knowledge of a material breach by the other Party of such other Party’s representations, warranties or covenants hereunder of which the breaching Party has not already given notice pursuant to clauses (iv) or (v) above, which material breach would cause the conditions set forth in Section 6.1 or 6.2 not to be satisfied.

                                   (b)          The Seller shall promptly notify the Purchaser and the Purchaser Parent of any proposed action described in Section 5.1, or of any event or occurrence not in the Ordinary Course of Business which would reasonably be expected to have a Business Material Adverse Effect.

                                   (c)          No notification under this Section 5.3 shall affect the representations, warranties or obligations of the Parties or the conditions to the obligations of the Parties hereunder, or limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

          5.4          Bulk Sales Compliance. The Seller will comply with the provisions of any applicable bulk sales laws (or similar laws) of any state required in connection with the transactions contemplated by this Agreement.

          5.5          Environmental Insurance. As soon as reasonably practicable after the date of this Agreement, the Purchaser and the Purchaser Parent shall obtain, at their expense, an environmental impairment liability insurance policy (the “Environmental Impairment Liability Insurance Policy”) with respect to the Owned Real Property, from an insurance company reasonably acceptable to the Purchaser and the Purchaser Parent. The Purchaser and the Purchaser Parent shall be named insureds therein. Subject to its terms, the Environmental Impairment Liability Policy shall cover first- and third-party claims for cleanup costs for unknown, preexisting on-site conditions, and third-party claims for cleanup costs, bodily injury or property damage due to unknown, pre-existing on-site conditions. The Purchaser and the Purchaser Parent shall agree upon the insurance indication and the policy form, including reasonable endorsements thereto acceptable to the insurance company. Such endorsements may include an insured contract endorsement, renewal, approval of the Purchaser and the Purchaser Parent to changes to the policy, limitation of the insured v. insured exclusion, separation of insureds, and additional insureds. The Seller shall cooperate in the preparation of any required applications for the Environmental Impairment Liability Policy, which applications shall be executed and submitted by the Purchaser and the Purchaser Parent.

ARTICLE VI

CONDITIONS TO THE CLOSING

          6.1          Conditions to Obligations of Each Party. The respective obligations of each Party to this Agreement to consummate and effect this Agreement and the Contemplated Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by agreement of the Parties:

                                   (a)          No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Contemplated Transactions shall be and remain in effect, nor shall any Action brought by an administrative agency or commission or other Governmental Authority seeking any of the foregoing be pending, which would reasonably be expected to have a Business Material Adverse Effect or which would reasonably be expected to prevent the Purchaser or the Purchaser Parent from completing the transactions contemplated by the Operative Agreements, nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Contemplated Transactions, which makes the consummation of the Contemplated Transactions illegal.

                                   (b)          Governmental Approval. The Parties shall have obtained from each Governmental Authority all approvals, waivers and consents, if any, necessary for consummation of, or in connection with, the Contemplated Transactions.

                                   (c)          Supply Agreement. The Seller, the Purchaser and the Purchaser Parent shall have entered into a Supply Agreement substantially in the form attached hereto as Exhibit B (the “Supply Agreement”).

                                   (d)          License and Support Agreement. The Seller, ASML NV, the Purchaser and the Purchaser Parent shall have entered into a License and Support Agreement substantially in the form attached hereto as Exhibit C (the “License and Support Agreement”).

          6.2          Additional Conditions to the Obligations of the Purchaser and the Purchaser Parent. The obligations of the Purchaser and the Purchaser Parent to consummate and effect this Agreement and the Contemplated Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by the Purchaser and the Purchaser Parent:

                                   (a)          Accuracy of Representations and Warranties. Each of the representations and warranties of the Seller in this Agreement that is expressly qualified by a reference to materiality shall be true and correct in all respects as so qualified, and each of the representations and warranties of the Seller in this Agreement that is not so qualified shall be true and correct in all material respects, each as of the date when made and at and as of the Closing, except for such changes as are permitted by this Agreement and except to the extent a representation or warranty speaks only as of an earlier date, which shall be true and correct as of such date.

                                   (b)          Performance of Obligations. The Seller shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing.

                                   (c)          Third Party Consents. All consents or approvals from any applicable third party to the contemplated assignment of the Assumed Contracts identified in Schedule 6.2(c) attached hereto shall have been obtained and shall be in full force and effect.

                                   (d)          No Governmental Litigation. Except for Actions which, individually or in the aggregate, would not reasonably be expected to have a Business Material Adverse Effect, there shall not be pending or threatened any Action by any Governmental Authority, and none of the Parties shall have received any communication from any Governmental Authority in which such Governmental Authority indicates the probability of commencing any Action, (i) seeking to restrain or prohibit consummation of the Contemplated Transactions, seeking to place limitations on the ownership of Acquired Assets or assumption of the Assumed Liabilities by the Purchaser, (ii) seeking to prohibit or materially limit the ownership or operation of the Business or the Acquired Assets by the Purchaser, or to compel any Party the divest or hold separate any portion of the Business or the Acquired Assets or (iii) seeking to prohibit the Purchaser or the Purchaser Parent from effectively controlling the Business in any material respect.

                                   (e)          No Material Adverse Change. No event, occurrence or development shall have occurred since the date of this Agreement and be continuing which has had or would be reasonably likely to result in any change, effect, event, occurrence or state of facts (or any development that has had or is reasonably likely to have any change or effect) that, individually or in the aggregate, has had or would have a Business Material Adverse Effect.

                                   (f)          Seller’s Closing Deliveries. The Seller shall have delivered to the Purchaser and the Purchaser Parent the following:

                                                 (i)           Officer’s Certificate. A certificate executed on behalf of the Seller by the president of the Seller certifying that the conditions set forth in Section 6.2(a), (b) and (e) have been satisfied.

                                                 (ii)          Bill of Sale and Assignment. A bill of sale and assignment in the form attached hereto as Exhibit D.

                                                 (iii)         Assumption Agreement. An executed counterpart of an instrument of assumption of the Assumed Liabilities and the Assumed Contracts in substantially the form attached hereto as Exhibit E (the “Assumption Agreement”).

                                                (iv)          Real Property Deed. A deed of transfer with respect to the Owned Real Property and Improvements, in form and substance reasonably acceptable to the Purchaser and its counsel.

                                                 (v)          Title Affidavit. All affidavits, indemnities and agreements required for or requested by the Title Insurer, including such affidavits, indemnities and agreements sufficient for the Purchaser and the Purchaser Parent to obtain the Title Policy without exception for any gap period, mechanic’s or materialmen’s liens, parties in possession, or other general or standard exceptions title affidavit in the form and substance reasonably acceptable to the Title Insurer.

                                                 (vi)         Other Instruments of Transfer. Such other instruments of sale, transfer, conveyance and assignment as the Purchaser and its counsel have reasonably requested at the Closing.

                                                 (vii)        Release of Liens. Written evidence reasonably acceptable to the Purchaser and its counsel of the release of the Liens, if any, on the Acquired Assets.

                                                 (viii)       FIRPTA Certificate. A certification substantially in the form attached hereto as Exhibit F, conforming to the requirements of Treasury Regulations 1.1445-2(b)(2) (FIRPTA certificate).

                                                 (ix)         Good Standing Certificates and Authorizing Documents. A certificate of good standing of the Seller from the Secretary of State of the State of Delaware and a certificate of good standing and qualification to do business (or the equivalent) of the Seller from the Secretary of State of the State of California, together with a copy of all organizational documents, and all affidavits and other documents necessary to establish the authority of the Seller and the persons executing documents for the Seller to enter into this Agreement and consummate the transactions contemplated by this Agreement, in the form and substance reasonably acceptable to the Purchaser Parent and the Title Insurer.

                                                 (x)          Purchase Orders. Purchase orders for inventory and WIP included in the Acquired Assets to be repurchased by the Seller, and for any additional backlog for the Seller, and a rolling twelve-month forecast of the Seller’s projected post-Closing demand for products from the Business.

                                   (g)          Independent Accountants. The report of findings on the performed agreed upon procedures to the Pro-forma Profit and Loss statement of the Business, on a “standalone” basis, for the fiscal year 2009, prepared at the Seller’s expense by Deloitte Accountants B.V., the Seller’s registered independent accounting firm (the “Accounting Firm”), as set forth in that certain letter to the Seller from the Accounting Firm dated October 25, 2010 will not have been withdrawn or otherwise revoked and the findings reported in such letter will not have been modified, rescinded, retracted or otherwise called into question by the Seller or the Accounting Firm.

                                   (h)          Title Policy. The Purchaser Parent shall have obtained a fully effective Title Policy reasonably acceptable to the Purchaser and its counsel, in the amount of the Purchase Price, which Title Policy shall not contain any “general” or “standard” exceptions, and shall not be subject to or contain any Liens, conditions, requirements or exceptions, except for the Permitted Liens.

                                   (i)          Opinion. Counsel for the Seller shall have delivered to the Purchaser and the Purchaser Parent an opinion covering the matters set forth on Exhibit G.

                                   (j)          Employees.

                                                 (i)          In the event that any Employee is no longer employed by the Seller, or the Seller has hired any new Employee prior to the Closing, the Seller shall deliver to the Purchaser an updated version of the schedule of Employees referred to Section 3.13.

                                                 (ii)          Seven (7) of the nine (9) Employees identified on Schedule 6.2(j), including specifically each of Robert Kestner, James Kennon and Daniel Bajuk, shall have accepted the Purchaser Parent’s offer of employment pursuant to Section 7.8.

                                                 (iii)        At least 75% of the Employees identified on the schedule referred to in Section 3.13(a) (as amended pursuant to Section 6.2(j)(i), if applicable) to whom the Purchaser Parent makes an offer of employment (at least four (4) Business Days before the Closing in accordance with Section 7.8) shall have accepted the Purchaser Parent’s offer of employment pursuant to Section 7.8.

                                   (k)          Trademark Assignment. ASML NV shall deliver a trademark assignment of the registered trademark “ASML PerfectWave” in substantially the form attached hereto as Exhibit H (the “Trademark Assignment”).

                                   (l)          Environmental Impairment Liability Insurance Policy. The Purchaser and the Purchaser Parent shall have obtained a binding commitment for the issuance of the Environmental Impairment Liability Insurance Policy reasonably acceptable to the Purchaser Parent and its counsel.

          6.3          Additional Conditions to Obligations of the Seller. The obligations of the Seller to consummate and effect this Agreement and the Contemplated Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by the Seller:

                                   (a)          Accuracy of Representations and Warranties. Each of the representations and warranties of the Purchaser and the Purchaser Parent in this Agreement that is expressly qualified by a reference to materiality shall be true and correct in all respects as so qualified, and each of the representations and warranties of the Purchaser and the Purchaser Parent in this Agreement that is not so qualified shall be true and correct in all material respects, each as of the date when made and at and as of the Closing, except for such changes as are permitted by this Agreement and except to the extent a representation or warranty speaks only as of an earlier date, which shall be true and correct as of such date.

                                   (b)          Performance of Obligations. The Purchaser and the Purchaser Parent shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing.

                                   (c)          Purchaser Closing Deliveries. The Purchaser and the Purchaser Parent shall have delivered to the Seller the following:

                                                 (i)          Officer’s Certificate. Certificates executed on behalf of the Purchaser and the Purchaser Parent by their respective chief executive officers certifying that the conditions set forth in Section 6.3(a) and (b) have been satisfied.

                                                 (ii)          Consideration. Immediately available funds equal to the sum of the Preliminary Net Book Value (less any reductions pursuant to Section 5.2(c) or (d)) and the net amount of reimbursements and prorations in favor of the Seller, if any, provided for in Section 2.8, by wire transfer to a bank account designated by the Seller (such designation to be provided to the Purchaser Parent not later than two (2) Business Days prior to the Closing Date).

                                                 (iii)         Assumption Agreement. An executed counterpart of the Assumption Agreement.

                                                 (iv)         Other Instruments of Assignment and Assumption. Such other instruments of assumption of liabilities as the Seller and its counsel have reasonably requested at the Closing.

ARTICLE VII

COVENANTS

          7.1          Press Releases and Public Announcements. No public announcement, press release, or other publicity regarding this Agreement or the Contemplated Transactions shall be made on or after the date of this Agreement without the prior written approval of the other Party following an opportunity to review such proposed announcement or release, which approval of the other Party shall not be unreasonably withheld by such other Party. Notwithstanding the foregoing, nothing in this Agreement shall preclude or prevent either Party from making any public announcement or filing that the disclosing Party believes in good faith is required for it to comply with by applicable Legal Requirements (in which case the disclosing Party will provide the other Party with the opportunity to review in advance the disclosure), including applicable federal or state securities laws or any rules of a stock exchange upon which any shares of such Party are listed for trading.

          7.2          Payment Received; Payment of Excluded Liabilities and Assumed Liabilities. After the Closing, in the event that a Party receives any payment or other amount allocated to the other Party pursuant to this Agreement, the receiving Party agrees to forward such payment or other amount in good faith as promptly as practicable to the other Party. The Seller agrees to continue to pay all Excluded Liabilities, and the Purchaser agrees to pay (and the Purchaser Parent agrees to cause the Purchaser to pay) all Assumed Liabilities, in each case in the Ordinary Course of Business following the Closing.

          7.3          Future Assurances. At any time and from time to time after the Closing, at the request of a Party and without further consideration, the other Party will execute and deliver such other appropriate instruments of sale, transfer, conveyance, assignment and confirmation (in each case, as the requesting Party may reasonably request) and take such action as shall reasonably be necessary to effectuate the provisions and purposes of this Agreement; provided however that, notwithstanding anything to the contrary herein, such assistance shall not be required to the extent it would unreasonably interfere with the business or operations of the Party from whom such assistance is being requested; provided further that nothing herein shall require such assistance to the extent it would require the Party from whom such assistance is being requested to pay (or agree to pay) any fees, reimburse any expenses, incur any liability or give any indemnities for which it is not reimbursed or indemnified.

          7.4          Access to Books, Records, etc.

                                   (a)          Subject to Section 7.5 below, each of the Purchaser and the Purchaser Parent agrees that it will cooperate with and make available to the Seller, during normal business hours and upon reasonable notice, all books and records, information and Closing Date Employees (without substantial disruption of employment) retained and remaining in existence after the Closing Date (excluding Tax Returns and records and information pertaining to the period from and after the Closing) that are necessary in connection with any inquiry, audit, investigation, dispute, litigation or other proceeding or similar matter involving or related to the Seller (other than any dispute among the Parties or their respective Affiliates with respect to this Agreement and the Contemplated Transactions) or which the Seller may otherwise request in connection with the performance of its obligations under this Agreement. The Purchaser and the Purchaser Parent each agrees that it shall preserve and keep all Records for a period of at least seven (7) years from the Closing Date; provided that the Purchaser or the Purchaser Parent may thereafter destroy any Records in the Ordinary Course of Business.

                                   (b)          In addition, subject to Section 7.5 below, the Seller agrees to cooperate with and make available to the Purchaser and the Purchaser Parent, during normal business hours and upon reasonable notice, all books, records and information of the Seller which relate to the Business, the Acquired Assets or the Assumed Liabilities, retained by the Seller and remaining in existence after the Closing Date that are necessary solely in connection with any financial reporting obligation to the extent required by Regulation S-X under the Securities Exchange Act of 1934 (“Regulation S-X”), inquiry, audit, investigation, dispute, litigation or other proceeding or similar matter to which the Purchaser or the Purchaser Parent is a party and which involves or relates to the Business, the Acquired Assets or the Assumed Liabilities. The Seller agrees that it shall preserve and keep all books and records of the Seller relating to the Business, the Acquired Assets and the Assumed Liabilities for a period of at least seven (7) years from the Closing Date; provided that the Seller may thereafter destroy records and information in the ordinary course of business to the extent in the Seller’s possession.

          7.5          Confidentiality.

                                   (a)          Each Party agrees to maintain in the strictest confidence, and shall cause their respective lenders, and representatives, including representatives of such lenders, to maintain in the strictest confidence, any and all information, written or otherwise, related to the assets, liabilities, operations and/or business of the other Party (“Confidential Information”), unless (i) such Confidential Information is already known to such Party or to others not bound by a duty of confidentiality or such Confidential Information becomes publicly available, in each case, through no fault of such Party from a person who is not otherwise bound by this provision with respect to the Confidential Information, (ii) the use of such Confidential Information is necessary in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions or the satisfaction of the public company reporting requirements applicable to the applicable Party, with the prior consent of the Seller and the Purchaser Parent, which consent will not be unreasonably withheld or delayed; (iii)

disclosure of Confidential Information required by applicable Legal Requirements, as set forth in Section 7.5(b); or (iv) such disclosures occur pursuant to and in accordance with the License and Support Agreement or the Supply Agreement.

                                   (b)          Each Party agrees that in the event it or its representatives are required by applicable Legal Requirements to disclose the Confidential Information or the terms of this Agreement or existence of the Contemplated Transactions, then such Party will provide prompt written notice thereof to the other Party, together with a copy of any process documents received in connection with such Legal Requirements, and will cooperate with the other Party so as to enable the other Party to seek an appropriate protective order or other remedy.

                                   (c)          Each Party agrees that, in the event of an actual or threatened breach of this Section 7.5 by such Party, the other Party shall be entitled to injunctive relief to prevent such actual or threatened breach, it being agreed that the other Party shall not have any adequate remedy at law.

          7.6          Non-Assignable Assets. Following the Closing, the Seller shall use commercially reasonable efforts at no undue expense to cooperate with and assist the Purchaser and the Purchaser Parent in obtaining all consents required in connection with the Contemplated Transactions not obtained as of the Closing. To the extent that any consent is not obtained, at the Purchaser’s request the Seller and the Purchaser shall enter into agreements for each Assumed Contract, Permit or other right included in the Acquired Assets for which consent was not obtained, under which the Purchaser shall obtain the rights and benefits of any such Assumed Contract, Permit or other right at the Purchaser’s cost and assume the corresponding obligations and liabilities of the Seller thereunder, so that the Parties are, to the greatest extent possible, put in the same economic position they would have been in had such consent been obtained unconditionally and without recourse. Such agreements may be in the form of a subcontract, sub-license or sub-lease appointing the Purchaser as agent to the Seller to perform thereunder, or any other arrangement under which the Purchaser could enforce for the benefit of the Purchaser any and all rights and benefits of the Seller against the third party thereto. If the Parties are able neither to obtain a consent nor enter into an agreement providing the Purchaser the rights and benefits with respect to any Assumed Contract, Permit or other right, they shall promptly and in good faith agree upon an appropriate reduction of the Purchase Price, and the Seller shall promptly pay such reduction amount to the Purchaser.

          7.7          Responsibility for Property Taxes; Other Prorations. All Property Taxes levied with respect to any of the Acquired Assets for any Straddle Period shall be apportioned between the Seller and the Purchaser based upon the number of days of such period included in the Pre-Closing Date Tax Period and the number of days of such Tax period included in the Post-Closing Date Tax Period. The prorations described in the preceding sentence shall be based upon the actual Tax bills for the applicable Tax periods. In the event that the actual amount of any such Taxes for an applicable Tax period is not known as of the Closing Date, the proration of such Taxes shall be made based upon the latest available Tax figures, and when the actual Tax bills for such Taxes for the applicable Tax period is received by any Party, such Party shall provide notice of its receipt and a copy of such bills to the other Party, and if necessary, the Parties shall thereafter promptly make a cash settlement based upon the actual Tax rates and appraised values. Except as otherwise herein expressly provided, the customs in respect to title closings of the state in which the Owned Real Property is located shall apply to all other apportionments and prorations.

          7.8          Offers of Employment. The Purchaser Parent shall, at least four (4) Business Days before the Closing, offer at-will employment to all of the Employees identified to the Purchaser Parent in the schedule of Employees referred to in Section 3.13 (as amended pursuant to Section 6.2(j)(i), if applicable) who are in good standing on the Closing Date (each, a “Closing Date Employee”), any such offer to be contingent upon the Closing. The Seller shall cooperate with the Purchaser Parent in connection with the foregoing. In addition, the Seller shall notify each Closing Date Employee in writing that his or her employment with the Seller will be terminated as of immediately prior to the Effective Time. A Closing Date Employee who accepts such offer of employment will become a “Transferred Employee,” if at all, on or as of: (1) immediately after the Closing, if such Closing Date Employee is then actively at work; (2) immediately after the Closing Date, if such Closing Date Employee is absent from work on such date due to authorized vacation or jury duty and returns to active employment following the end of the vacation or the completion of jury duty, as the case may be; or (3) the date such Closing Date Employee is able to perform the essential functions of his or her job and returns to active employment, in the case of a Closing Date Employee who, on the Closing Date, is absent from work due to sick leave, short term disability, maternity leave, military leave or other authorized leave of absence with a right to return to his or her job, and who returns to active employment within the time required under the original terms and conditions applicable to such absence. Notwithstanding the foregoing, the Purchaser Parent shall not be obligated to hire any Closing Date Employee who fails to provide the Purchaser Parent documentation as required by applicable federal or state laws in connection with the commencement of such employment or who fails to pass any pre-employment background check required by the Purchaser Parent. In addition, after the Closing, the Purchaser Parent shall provide employee benefits to the Transferred Employees that are comparable in the aggregate to those provided to similarly situated employees of the Purchaser Parent as of the Closing Date, and, where applicable, shall provide credit for service with the Seller for the purposes of eligibility and vesting (but not for benefit accrual) under the Purchaser Parent’s corresponding employee benefit plans and such credit for the Seller service shall also be given for the purpose of determining the amount of vacation Transferred Employees may take after the Closing Date. Notwithstanding the foregoing, nothing in this Section 7.8 shall be construed to require any duplication of benefits. This Section 7.8 shall not be deemed to prohibit the Purchaser Parent from amending, modifying, replacing or terminating such arrangements in accordance with their terms or terminating any Closing Date Employee who is an employee at will. The Seller shall be responsible for the payment of all unused vacation, bonuses and other compensation and benefits accrued by Transferred Employees prior to the date they become Transferred Employees (including, without limitation, unused vacation time that was accrued by a Transferred Employee while employed by a predecessor employer and that was assumed by the Seller).

          7.9          COBRA and Other Obligations. The Seller will continue to maintain group health plan coverage available to its employees after the Closing such that neither the Purchaser nor the Purchaser Parent will become a “successor employer,” as that term is defined in paragraph (c) of Q&A-8 of Treasury Regulation §54.4980B-9. Neither the Purchaser nor the Purchaser Parent assumes and neither of them will assume the sponsorship of, the responsibility for contributions to, or any liability under or in connection with, any Employee Plan. Without limiting the foregoing, the Purchaser and the Purchaser Parent shall have no obligation whatsoever to pay all or any part of, and the Seller shall remain responsible for, (i) any severance benefits that the Seller is or may be obligated to pay in connection with the termination of employment by the Seller of any Employee, (ii) accrued but unpaid salaries, wages, bonuses, incentive compensation or other compensation owing by the Seller to Employees or (iii) any bonuses or other amounts due to Employees with respect to their employment by the Seller arising from or related to the transactions contemplated herein or any other types of stay or change in control bonus payments.

          7.10          Wage Reporting. The Purchaser Parent will file a Form W-2 for 2010 for each Transferred Employee reporting only the wages paid by the Purchaser Parent during such year to such Transferred Employee. The Seller will be responsible for filing a Form W-2 for each Transferred Employee with respect to wages paid by the Seller before the Closing Date. In addition, each of the Seller and the Purchaser Parent will file Forms 941 for the quarter during which the Closing occurs, reflecting the wages and deposits made during its period of ownership with respect to the Transferred Employees.

          7.11          Retention Grants. After the Closing, the Purchaser Parent shall reserve 120,000 shares of Common Stock for issuance to certain Transferred Employees. The Purchaser Parent, in coordination with senior management of the Business, shall determine which Transferred Employees should receive grants of restricted Common Stock (such grants, the “Retention Grants”), the number of shares of restricted Common Stock recommended to be granted to each such employee, and the recommended vesting and other terms of such restricted Common Stock. The Retention Grants shall be made under the Purchaser Parent’s existing Equity Incentive Plan, and shall be subject to the approval of the Purchaser Parent’s Compensation Committee.

          7.12          No Solicitation.

                                   (a)          During the period commencing on the Closing Date and continuing through the third anniversary of the Closing Date (the “Restricted Period”), (i) neither the Seller nor any of its Affiliates (each, a “Seller Person”) shall, whether for its own account or for the account of any Person, directly or indirectly, solicit to terminate the relationship, or otherwise interfere with the relationship of the Purchaser or the Purchaser Parent or any of their Affiliates (each, a “Purchaser Person”) with, any Person that (A) is a Transferred Employee or employed by or otherwise engaged to perform services for any Purchaser Person or (B) is a customer or client of, or subcontractor for, the Business, and (ii) no Purchaser Person shall, whether for its own account or for the account of any Person, directly or indirectly, solicit to terminate the relationship, or otherwise interfere with the relationship of any Seller Person with, any Person that is a customer, employee or client of, or subcontractor for, any Seller Person; provided, however, that this Section 7.12(a) shall not prevent advertisements, solicitations, position listings or notices of employment opportunities that are published or made available to the public generally or hiring of personnel responding thereto.

                                   (b)          The restrictive covenants set forth in this Section 7.12 (the “Restrictive Covenants”) have been separately bargained for to protect the respective interests of the Parties hereunder and to ensure that the Parties shall have the full benefit of the value of such interests. Each Party recognizes and acknowledges that other Party is investing substantial sums in connection with the Parties’ respective execution of this Agreement and the consummation of the transactions contemplated hereunder, that such Restrictive Covenants are necessary in order to protect and maintain the respective legitimate business interests of the Parties and are reasonable in all respects, and that the Parties would not consummate the transactions contemplated hereby but for such Restrictive Covenants. Each Party hereby waives any and all right it may have to contest the validity of the Restrictive Covenants on any grounds.

                                   (c)          If any Seller Person or Purchaser Person breaches, or threatens to commit a breach of, any of the Restrictive Covenants, the Purchaser and the Purchaser Parent or the Seller, as the case may be, shall have, in addition to, and not in lieu of, any other rights and remedies available to such Party under law or in equity, the right to seek to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the applicable Party, as the case may be, and that money damages would not provide an adequate remedy. Each of the Parties covenants and agrees not to oppose any demand for specific performance and injunctive and other equitable relief in case of any such breach or attempted breach, as applicable.

                                   (d)          The existence of any claim or cause of action against the a Party under this Section 7.12 shall not constitute a defense to the enforcement by a Party of the Restrictive Covenants, and any such claim or cause of action shall be litigated separately.

                                   (e)          In addition to the remedies that the Parties may seek and obtain pursuant to Section 7.12(c), the Restricted Period shall be extended by any and all periods during which a Seller Person or Purchaser Person, respectively, shall be found by a final non-appealable judgment of a court possessing personal jurisdiction over such Seller Person or Purchaser Person, respectively, to have been in violation of any Restrictive Covenant.

                                   (f)          Whenever possible, each provision of this Section 7.12 shall be interpreted in such manner as to be effective and valid under applicable law but if any provision of this Section 7.12 shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Section 7.12. If any provision of this Section 7.12 shall, for any reason, be judged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Section 7.12 but shall be confined in its operation to the provision of this Section 7.12 directly involved in the controversy in which such judgment shall have been rendered. In the event that the provisions of this Section 7.12 should ever be deemed to exceed the limitations permitted by applicable law, then such provision shall be reformed to the maximum limitations permitted by applicable law.

                                   (g)          The Seller, the Purchaser and the Purchaser Parent shall each cause any Affiliate such Party controls to comply with the Restrictive Covenants, and shall use its reasonable best efforts to cause any Affiliate which such Party does not control to comply with the Restrictive Covenants.

          7.13          Cooperation of Independent Accountants. If the Purchaser Parent reasonably determines that historical financial statements of the Business, on a “standalone” basis, are required with respect to any historical period of the Business under Regulation S-X (and that have not been previously provided), from and after the Closing, the Seller shall use commercially reasonable efforts to cause the Accounting Firm to cooperate with the Purchaser Parent and its independent accountants in the preparation of such financial statements, but only to the extent required for the Purchaser Parent to comply with its financial reporting obligations to the extent required by Regulation S-X.

          7.14          WARN Act. With respect to the Transferred Employees, the Seller shall be responsible at all times prior to the Closing for taking any and all action that may be necessary to comply with the terms and provisions of the Worker Adjustment and Retraining Act (“WARN”), or any similar California or local Legal Requirement as a result of the Contemplated Transactions. The Purchaser Parent shall be responsible for compliance with WARN and any similar California or local Legal Requirement at all times after the Closing.

          7.15          Department of Defense. The Seller shall be responsible for providing any and all notices and making any and all filings with the United States Department of Defense concerning the Contemplated Transactions which are required to be made before the Closing under applicable Legal Requirements.

          7.16          Use of ASML Name. Neither the Purchaser nor the Purchaser Parent shall make use of the “ASML” name in connection with the trademark assigned to them pursuant to the Trademark Assignment or otherwise in connection with this Agreement and the transactions contemplated hereby.

ARTICLE VIII

TERMINATION

          8.1          Termination. This Agreement may be terminated at any time prior to the Closing Date (with respect to Sections 8.1(c) and (d), by written notice by the terminating Party to the other Party):

                                   (a)          by either the Purchaser or the Purchaser Parent or the Seller, if the Closing shall not have occurred on or before December 1, 2010 or such other date that the Parties may agree upon in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement under this clause (a) shall not be available to the Seller if its breach of this Agreement causes the conditions set forth in Section 6.1 or 6.2 not to be satisfied on or before the Termination Date or to the Purchaser or the Purchaser Parent if its breach of this Agreement causes the conditions set forth in Section 6.1 or 6.3 not to be satisfied on or prior to the Termination Date;

                                   (b)          by the mutual written consent of the Parties;

                                   (c)          by either the Purchaser and the Purchaser Parent or the Seller if a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions;

                                        (d)          by either the Purchaser and the Purchaser Parent or the Seller (if such Party is not in material breach of their obligations under this Agreement) if there has been a breach of any representation, warranty, covenant or agreement on the part of the other Party set forth in this Agreement, which breach (i) causes the conditions set forth in Section 6.1 or 6.2 (in the case of termination by the Purchaser and the Purchaser Parent ) or Section 6.1 or 6.3 (in the case of termination by the Seller) not to be satisfied and (ii) shall not have been cured within twenty (20) Business Days following receipt by the breaching Party of written notice of such breach from the other Party; or

                                        (e)          by the Purchaser as provided in clause (iv) of Section 5.2(c).

          8.2          Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, there shall be no liability or obligation on the part of any Party; provided that the provisions of Article X (including Section 10.10 as to expenses) shall remain in full force and effect and survive any termination of this Agreement.

ARTICLE IX

INDEMNIFICATION

          9.1          Indemnification.

                                        (a)          Subject to the limitations set forth in this Article IX, if the Closing is completed, the Seller will indemnify and hold harmless the Purchaser, the Purchaser Parent and their respective Affiliates, officers, directors, managers, members, stockholders, employees, agents and successors and assigns (each, a “Purchaser Indemnified Person”), from, against and in respect of any and all Losses incurred or suffered by the Purchaser Indemnified Persons or any of them as a result of or arising out of:

                                                      (i)          any breach of, or inaccuracy in, any representation or warranty made by the Seller in this Agreement, including any claims, Actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including, without limitation, any legal fees and expenses, arising out of the foregoing (provided that materiality standards or qualifications in any such representation or warranty shall only be taken into account in determining whether a breach in connection with such representation or warranty exists, and shall not be taken into account in determining the amount of any Losses with respect to such breach);

                                                      (ii)         any breach of any covenant or agreement of the Seller in or pursuant to this Agreement, including any claims, Actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including, without limitation, any legal fees and expenses, arising out of the foregoing items in this clause (ii);

                                                 (iii)        any fraud or intentional misrepresentation in connection with this Agreement (as determined by a court of competent jurisdiction, notwithstanding Section 10.15) by the Seller;

                                                 (iv)         any Excluded Liability;

                                                 (v)          Property Taxes specifically allocated to the Seller pursuant to Section 7.7 or Transfer Taxes specifically allocated to the Seller pursuant to Section 10.10;

                                                 (vi)         any Excluded Asset;

                                                 (vii)        the failure by the Seller to comply with the provisions of any applicable bulk sales laws (or similar laws) of any state in connection with the Contemplated Transaction;

                                                 (viii)       the International and Traffic in Arms Regulations matter set forth in Section 3.2 of the Disclosure Schedule; or

                                                 (ix)         any claims, Actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including, without limitation, any legal fees and expenses, arising out of any of the foregoing clauses (iii) through (viii).

                                   (b)          Subject to the limitations set forth in this Article IX, the Purchaser and the Purchaser Parent will, jointly and severally, indemnify and hold harmless the Seller, its Affiliates and their respective officers, directors, managers, members, stockholders, employees, agents and successors and assigns (each, a “Seller Indemnified Person”), from, against and in respect of any and all Losses incurred or suffered by the Seller Indemnified Persons or any of them as a result of or arising out of:

                                                 (i)          any breach of, or inaccuracy in, any representation or warranty made by the Purchaser or the Purchaser Parent in this Agreement, including any claims, Actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including, without limitation, any legal fees and expenses, arising out of the foregoing (provided that materiality standards or qualifications in any such representation or warranty shall only be taken into account in determining whether a breach in connection with such representation or warranty exists, and shall not be taken into account in determining the amount of any Losses with respect to such breach);

                                                 (ii)          any breach of any covenant or agreement of the Purchaser or the Purchaser Parent in or pursuant to this Agreement, including any claims, Actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including, without limitation, any legal fees and expenses, arising out of the foregoing items in this clause (ii);

                                                 (iii)         any fraud or intentional misrepresentation in connection with this Agreement (as determined by a court of competent jurisdiction, notwithstanding Section 10.15) by the Purchaser or the Purchaser Parent;

                                                 (iv)         any Assumed Liability;

                                                 (v)          the ownership and operation of the Acquired Assets and the conduct of the Business by the Purchaser after the Closing Date;

                                                 (vi)         Property Taxes specifically allocated to the Purchaser pursuant to Section 7.7 or Transfer Taxes specifically allocated to the Purchaser pursuant to Section 10.10; or

                                                 (vii)        any claims, Actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including, without limitation, any legal fees and expenses, arising out of any of the foregoing clauses (iii) through (vi).

          9.2          Time Limitations. No claim may be made or suit instituted seeking indemnification under this Article IX unless an Officer’s Certificate (as defined below) is delivered by the party seeking indemnification under Section 9.1 (the “Indemnified Party”) to the party against whom indemnity is sought (the “Indemnifying Party”) on or before (such applicable period during which indemnification under this Article IX may be sought, the “Claims Period”):

                                   (a)          except as set forth in Section 9.2(b), the first anniversary of the Closing Date, in the case of a claim for indemnification pursuant to Section 9.1(a)(i) or Section 9.1(b)(i);

                                   (b)          at any time prior to the thirtieth day after the expiration of the applicable statute of limitations (taking account any tolling periods or other extensions), in the case of a claim for indemnification pursuant to Section 9.1(a)(i) with respect to any breach of, or inaccuracy in, the representations and warranties of the Seller set forth in Section 3.2 (Authority) and Section 3.9(a) (Title to Acquired Assets);

                                   (c)          except as set forth in Section 9.2(d), at any time prior to the thirtieth day after the expiration of the applicable statute of limitations (taking account any tolling periods or other extensions), in the case of a claim for indemnification other than under Section 9.1(a)(i) or Section 9.1(b)(i); and

                                   (d)          the 18-month anniversary of the Closing Date, in the case of a claim for indemnification pursuant to Section 9.1(a)(viii).

          9.3          Monetary Limitations.

                                   (a)          An Indemnified Party will not assert any claim for indemnification under Section 9.1(a)(i) or Section 9.1(b)(i) until such time as the aggregate of all Losses that the Indemnified Party may claim against the Indemnifying Party under Section 9.1(a)(i) or Section 9.1(b)(i), as applicable, exceed $100,000 (at which point the Indemnified Party will indemnify the Indemnified Party for all such Losses) (the “Basket”). Subject to Section 9.3(c), (i) the maximum aggregate liability of the Seller for all claims by the Purchaser Indemnified Persons under Section 9.1(a)(i) for Losses shall be limited to ten percent (10%) of the Revised Net Book Value (the “Cap”) and (ii) the maximum aggregate liability of the Purchaser and the Purchaser Parent for all claims by the Seller Indemnified Persons under Section 9.1(b)(i) for Losses shall be limited to the Cap.

                                   (b)           Any and all dollar amounts payable by the Seller as an Indemnifying Party to the Purchaser or the Purchaser Parent as an Indemnified Party in connection with a claim for Losses under Section 9.1(a) will be paid in cash by the Seller in accordance with payment instructions provided by the Purchaser or the Purchaser Parent, as applicable. Any and all dollar amounts payable by the Purchaser or the Purchaser Parent as an Indemnifying Party to the Seller as an Indemnified Party in connection with a claim for Losses under Section 9.1(b) will be paid in cash in accordance with payment instructions provided by the Seller.

                                   (c)           Notwithstanding the foregoing, the limitations on liability in Section 9.3(a) shall not apply to (i) claims for Taxes of the Seller and its Affiliates or Taxes with respect to the Acquired Assets or the Business that are attributable to any Pre-Closing Date Tax Period; or (ii) claims for indemnification pursuant to the provisions of clauses (ii) through (ix) of Section 9.1(a) or clauses (ii) through (vii) of Section 9.1(b); or (iii) claims for indemnification pursuant to Section 9.1(a)(i) which pertain to the matters described in Section 9.2(b); provided however, that, notwithstanding anything to the contrary herein, the aggregate liability of an Indemnifying Party with respect to all Losses arising out of claims for indemnification pursuant to any provision of this Article IX (other than Section 9.1(a)(iii) (Fraud or Intentional Misrepresentation by the Seller) or Section 9.1(b)(iii) (Fraud or Intentional Misrepresentation by the Purchaser or the Purchaser Parent) shall not exceed the Purchase Price; provided further that, notwithstanding anything to the contrary herein, the aggregate liability of an Indemnifying Party with respect to all Losses incurred or suffered by the Purchaser Indemnified Persons or any of them pursuant to Section 9.1(a)(i) for any breach of, or inaccuracy in, the representations and warranties of the Seller set forth in Section 3.9(a) (Title to Acquired Assets) shall not exceed, with respect to the item of Personal Property with respect to which indemnification is sought, an amount equal to the portion of the Purchase Price allocated to such item of Personal Property as set forth in Schedule 9.3(c) to this Agreement (as may be revised to reflect any adjustments necessary as a result of any adjustment to the Purchase Price referenced in Section 2.4); provided further, that, notwithstanding anything to the contrary herein, the aggregate liability of an Indemnifying Party with respect to all Losses arising out of claims for indemnification pursuant to Section 9.1(a)(viii) shall be limited to ten percent (10%) of the Revised Net Book Value (for the avoidance of doubt, such ten percent (10%) limitation shall be separate and independent from, and not subject to, the Cap and Basket described in Section 9.3(a)); and provided further that nothing herein shall be deemed to limit an Indemnified Party’s ability, notwithstanding Section 10.15, to bring a claim for equitable relief or from bringing any action based on fraud or intentional misrepresentation or the monetary relief available for such claim under Section 9.1(a)(iii) or Section 9.1(b)(iii) in a court of competent jurisdiction.

          9.4           Other Limitations. Notwithstanding anything to the contrary herein, an Indemnified Party shall not be entitled to assert any claim for indemnification under this Article IX:

                                   (a)           for Losses resulting, directly or indirectly, from the Indemnifying Party’s compliance with the terms of, or the taking of any action required by this Agreement, or the failure to take any action prohibited by this Agreement;

                                   (b)           for Losses resulting, directly or indirectly, from any actions taken, or failure to take action by the Indemnifying Party, in each case, to which the Indemnified Party has in writing expressly approved, consented to or requested; or

                                   (c)           for consequential, punitive, special or similar Losses, except in the case of fraud or intentional misrepresentation.

          9.5           Claims Procedure.

                                   (a)           At any time prior to the expiration of the applicable Claims Period (and in each case promptly after gaining knowledge of the matter giving rise to such claim), an Indemnified Party may deliver to the Indemnifying Party a certificate signed by any officer of the Indemnified Party (an “Officer’s Certificate”):

                                                  (i)           stating that the Indemnified Party has incurred or suffered Losses;

                                                  (ii)          stating the Indemnified Party’s current estimate as to the amount of such Losses; and

                                                  (iii)         specifying in reasonable detail (based upon the information then possessed by the Indemnified Party) the individual items of such Losses included in the amount so stated and the nature of the claim to which such Losses are related.

                                   (b)           If the Indemnifying Party objects in writing to any claim set forth by the Indemnified Party in an Officer’s Certificate delivered pursuant to this Article IX within twenty (20) days after receipt of such Officer’s Certificate, the Indemnified Party and the Indemnifying Party shall attempt in good faith for twenty (20) days after the Indemnified Party’s receipt of such written objection to resolve such claim. If the Indemnifying Party and the Indemnified Party shall so agree, a memorandum setting forth such agreement shall be prepared and signed by both Parties.

                                   (c)           If no such agreement can be reached after good faith negotiations, but in any event upon the expiration of the twenty (20) day period specified in Section 9.5(b), either the Purchaser and the Purchaser Parent or the Seller may, by written notice to the other Party, demand arbitration of the dispute pursuant to Section 10.15 and, in such event, the matter shall be settled by arbitration conducted in accordance with the terms thereof. The decision of the arbitrator as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the Parties.

          9.6           Third Party Claims.

                                   (a)           If any third party notifies an Indemnified Party with respect to any matter (a “Third Party Claim”) which may give rise to an indemnification claim against an Indemnifying Party under this Article IX, then the Indemnified Party will promptly give written notice to the Indemnifying Party; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Article IX, except to the extent such delay actually and materially prejudices the Indemnifying Party.

                                   (b)           The Indemnifying Party will be entitled to assume control of the defense of any Third Party Claim that is the subject of a notice given by the Indemnified Party pursuant to Section 9.6(a) and shall be entitled to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party gives written notice to the Indemnified Party, with fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim pursuant to Section 9.6(a), that the Indemnifying Party will assume control of the defense of such Third Party Claim, (ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party, (iii) the Indemnified Party has not been advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third Party Claim and (iv) the Third Party Claim does not relate to or otherwise arise in connection with any criminal or regulatory enforcement action. The Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in (but not control) the defense of the Third Party Claim; provided, however, that the Indemnifying Party will pay the fees and expenses of separate co-counsel retained by the Indemnified Party that are incurred prior to Indemnifying Party’s assumption of control of the defense of the Third Party Claim.

                                   (c)           The Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed, unless such judgment, compromise or settlement (i) provides for the payment by the Indemnifying Party of money as sole relief for the claimant, (ii) results in the full and general release of the Purchaser Indemnified Persons or the Seller Indemnified Persons, as applicable, from all liabilities arising or relating to, or in connection with, the Third Party Claim and (iii) involves no finding or admission of any violation of Legal Requirements or the rights of any Person and no negative effect on any other claims that may be made against the Indemnified Party.

                                   (d)           If the Indemnifying Party does not deliver the notice contemplated by clause (i) of Section 9.6(b) within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim, (i) the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim in any manner it may deem appropriate and (ii) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, at its own expense, provided that, the Indemnified Party shall not settle or compromise such Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. In the event that the Indemnified Party conducts the defense of the Third Party Claim pursuant to this Section 9.6(d), the Indemnifying Party will (i) advance the Indemnified Party promptly and periodically upon request for the reasonable costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses) and (ii) remain responsible for any and all other Losses that the Indemnified Party may incur or suffer resulting from or arising out of the Third Party Claim to the fullest extent provided in this Article IX.

                                   (e)           Each Party (notwithstanding Section 10.13 and Section 10.15), in its respective capacity as an Indemnifying Party, hereby consents to the non-exclusive jurisdiction of any court in which any Third Party Claim may be brought against any Indemnified Party for purposes of any claim which such Indemnified Party may have against such Indemnifying Party pursuant to this Agreement in connection with such Third Party Claim.

          9.7           Information. Each Party hereby agrees to provide to the other Parties on request all information and documentation reasonably necessary to support and verify any Losses which give rise to a claim for indemnification pursuant to this Article IX and to provide reasonable access to all books, records and personnel in their possession or under their control which would have a bearing on such claim of the defense thereof, which information and documentation shall be subject to the provisions of Section 7.5(a); provided that each Party reserves the right to exclude such information and documentation which, based on advice of outside counsel, would reasonably be expected to jeopardize the providing party’s ability to claim the attorney-client privilege; provided further, however, in any case, each Party shall provide to the other reasonably sufficient information and documentation to enable the Indemnified Party to support, verify and receive indemnification for all Losses in accordance with this Article IX.

          9.8           Remedies Cumulative; Sole Remedy. The rights of the Purchaser Indemnified Persons and the Seller Indemnified Persons under this Article IX are cumulative, and each Purchaser Indemnified Person and Seller Indemnified Persons, as the case may be, will have the right in any particular circumstance, in its sole discretion, to enforce any provision of this Article IX without regard to the availability of a remedy under any other provision of this Article IX. Notwithstanding the foregoing, except to the extent that a claim involves fraud or intentional misrepresentation (as determined by a non-appealable decision of a court of competent jurisdiction), the sole and exclusive remedy for the matters set forth in Section 9.1(a)(i) or Section 9.1(b)(i) shall be indemnification in accordance with this Article IX.

          9.9           Purchase Price Adjustment. Any indemnity payments made pursuant to this Article IX shall be treated by the Parties as adjustments to the Purchase Price for all purposes; provided, however, that for purposes of determining the Cap, the Revised Net Book Value shall not be adjusted as a result of any indemnity payment.

          9.10           Insurance Recoveries. The amount of any Losses payable by a Party hereunder shall be net of any amounts actually recovered in cash by an Indemnified Party under applicable insurance policies, including the Title Policy, net of all expenses incurred in prosecuting such insurance claim and the present value of any increase in insurance premiums or other charges paid or to be paid by such Party directly attributable to such Loss.

          9.11           Mitigation. Each of the Parties agrees that an Indemnified Party shall act in good faith to mitigate the amount of any Losses for which indemnification under this Article IX may be sought by such Indemnified Party; provided, however, that this Section 9.11 shall not enable an Indemnifying Party to avoid its indemnification obligations, in whole or in part, under this Article IX, except upon a showing of lack of good faith by the Indemnified Party in mitigating Losses in a proceeding duly commenced under Section 10.16.

ARTICLE X

MISCELLANEOUS

          10.1           Entire Agreement. This Agreement, together with the Mutual Nondisclosure Agreement dated November 24, 2009, the License and Support Agreement and the Supply Agreement, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto.

          10.2           Succession and Assignment; No Third-Party Beneficiary. Subject to the immediately following sentence, this Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof. Neither Party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party. This Agreement is for the sole benefit of the Parties and their permitted successors and assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the Parties and such successors and assignees, any legal or equitable rights hereunder.

          10.3           Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed by each Party hereto.

          10.4           Headings. The headings contained in this Agreement are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

          10.5           Notices. All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided:

                                      (a)           by hand (in which case, it will be effective upon delivery);

                                      (b)           by facsimile (in which case, it will be effective on the Business Day following receipt of confirmation of good transmission; provided that a copy of any such facsimile is concurrently sent to the recipient by first class mail); or

                                      (c)           by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the Business Day after being deposited with such courier service);

in each case, to the address (or facsimile number) listed below:

If to the Seller:	ASML US, Inc. 77 Danbury Road Wilton, CT 06897 Phone: (203) 761-4502

Fax: (203) 761-4207 Attention: William Amalfitano Rich Rogoff

With a copy to:	David D. Kim, Esq. ASML US, Inc. 8555 S. River Parkway Tempe, AZ 85284 Phone: (480) 383-4024 Fax: (480) 383-3978

and

Jeffrey R. Vetter, Esq. Ralph M. Pais, Esq. Fenwick & West LLP Silicon Valley Center 801 California Street Mountain View, CA 94041 Phone: (650) 335-7631 Fax: (650) 938-5200

If to the Purchaser Parent
or the Purchaser:	Zygo Corporation Laurel Brook Road P.O. Box 448 Middlefield, CT 06455-0448 Phone: (860) 347-8506 Fax: (860) 347-8372 Attention: Chris L. Koliopoulos, Ph.D. John A. Tomich, Esq.

With a copy to:	Paul Jacobs, Esq. Sheldon Nussbaum, Esq. Fulbright & Jaworski L.L.P. 666 Fifth Avenue New York, NY 10103 Phone: (212) 318-3000 Fax: (212) 318-3400

          Either Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

          10.6           Mail. The Seller authorizes the Purchaser on and after the Closing Date to receive and open all mail received by the Purchaser relating to the Acquired Assets or the Business and to deal with the contents of such communications in any proper manner. The Seller shall promptly deliver to the Purchaser any mail or other communications received by the Seller after the Closing Date pertaining to the Acquired Assets or the Business. The Purchaser shall promptly deliver to the Seller any mail or other communication received by the Purchaser after the Closing Date pertaining to the Excluded Assets or any Excluded Liabilities, and any cash, checks or other instruments of payment in respect of the Excluded Assets. As soon as is practicable after the Closing Date, upon the request of the Purchaser, the Seller will mail to its vendors (to the extent such vendors are direct vendors to the Richmond operations of the Seller) a notice, the form and content of which shall be approved by the Purchaser or the Purchaser Parent, of the sale of the Acquired Assets and the Business hereunder.

          10.7           Governing Law. This Agreement and all claims, disputes or other Actions arising hereunder or out of the Contemplated Transactions shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

          10.8           Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by each of the Parties, or in the case of a waiver, by the Party against whom the waiver is to be effective. No waiver by any Party of any breach or violation of, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any Party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

          10.9           Severability. Any term or provision of this Agreement or of any Section hereof that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable Legal Requirements, be invalid or unenforceable in any respect, each Party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Legal Requirements.

          10.10           Expenses. The Parties will each pay their own Transaction Expenses, except for expenses specifically allocated to a Party pursuant to this Agreement. For the avoidance of doubt, nothing in this Section 10.10 shall require the Purchaser or the Purchaser Parent to pay any fees or expenses of any broker, agent or finder engaged by the Seller in connection with this Agreement or the Contemplated Transactions. The Purchaser and the Purchaser Parent on the one hand, and the Seller on the other hand, shall each bear 50% of the costs of any sales, use, excise, and transfer Taxes, any transfer, recording, registration and other fees, and any similar Taxes and fees (collectively, “Transfer Taxes”) imposed with respect to the Contemplated Transactions. The Seller shall, at its own expense, prepare or cause to be prepared and file or cause to be filed all necessary Tax Returns and other documentation with respect to all Transfer Taxes, and, if required by applicable Legal Requirements, the Purchaser shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

          10.11           Rules of Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. Any reference in this Agreement to a “day” or number of “days” (without explicit reference to a “Business Day”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given on, the next Business Day. The disclosure of any matter in the Disclosure Schedule hereto shall expressly not be deemed to constitute an admission by any Party, or to otherwise imply, that any such matter is material for the purposes of this Agreement. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If either Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

          10.12           Incorporation of Schedules. The Schedules identified in this Agreement, and the Disclosure Schedule, are incorporated herein by reference and made a part hereof.

          10.13           Service of Process. Each Party hereby (a) consents to service of process in any Action between the Parties arising in whole or in part under or in connection with this Agreement in any manner permitted by the laws of the State of Delaware, and (b) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (a) does not constitute good and valid service of process.

          10.14           Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT EITHER OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT BETWEEN THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

          10.15           Arbitration. Any dispute, controversy or claim arising under, out of or relating to this Agreement, including without limitation its validity, interpretation, performance, breach or termination thereof, will be settled by final and binding arbitration in New York, New York in accordance with (i) the then-current Commercial Arbitration Rules of the American Arbitration Association (the “Rules”) and (ii) the terms of this Agreement. The terms of this Agreement will control in the event of any inconsistency between such terms and the Rules. The arbitration will be conducted before a panel of three arbitrators. Each of the Parties shall designate one arbitrator and the two arbitrators so designated shall select the third arbitrator. The arbitration proceeding and all pleadings and written evidence will be in the English language. The award of the arbitrator will be in writing setting forth findings of fact and conclusions of law. Judgment on the arbitrator’s award will be final and binding upon the Parties and may be entered in any court having jurisdiction thereof. The arbitrator’s fees will be shared equally by the Parties and each Party will bear its own costs and attorneys’ fees. All papers, documents, or evidence, whether written or oral, filed with or presented in connection with the arbitration proceeding will be deemed by the Parties and by the arbitrator to be Confidential Information of both Parties. Notwithstanding the foregoing provisions, each Party reserves the right to seek injunctive or other equitable relief, including specific performance, in a court of competent jurisdiction with respect to any dispute, controversy or claim arising under this Agreement for which such relief is sought. Notwithstanding anything to the contrary herein, each Party hereby waives, to the fullest extent permitted by Applicable Law, any and all rights, claims and causes of action, known or unknown, foreseen or unforeseen, which exist or may arise in the future, that such Party may have against the other Party or any of such other Party’s Affiliates or representatives for any special or punitive damages (except in the case of fraud or intentional misrepresentation) in connection with this Agreement and the transactions contemplated hereby.

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          IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as an agreement under seal as of the date first above written.

ZYGO RICHMOND CORPORATION

By:

Name:
Title:

ZYGO CORPORATION

By:

Name:
Title:

ASML US, INC.

By:

Name:
Title:

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CONFIDENTIAL TREATMENT REQUESTED BY ZYGO CORPORATION FOR
CERTAIN PORTIONS OF THIS AGREEMENT IN ACCORDANCE WITH RULE 24B-2 UNDER THE
SECURITIES EXCHANGE ACT OF 1934

EXHIBIT B

MASTER SUPPLY AGREEMENT

by and among

ASML US, Inc.

AND

ZYGO RICHMOND CORPORATION

ZYGO CORPORATION

Date: [October 1], 2010

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TABLE OF CONTENTS

1	DEFINITIONS	1
2	SCOPE OF THE AGREEMENT; LICENSE	2
3	ORDERS	3
4	DELIVERY	3
5	PRICES	3
6	[***]	4
7	POSTPONEMENT OF DELIVERY	4
8	CONTINUATION	5
9	CANCELLATION	5
10	LEAD TIME FOR PRODUCTS	5
11	SPECIFICATIONS AND MODIFICATIONS	5
12	INSPECTION AND TESTING	6
13	WARRANTY	6
14	CONTINUED SUPPLY	7
15	INDEMNIFICATION	7
16	ASSIGNMENT AND SUBCONTRACTING	8
17	INVOICES AND PAYMENT	8
18	TERM AND TERMINATION	9
19	CONFIDENTIALITY	9
20	LIMITATION OF LIABILITY	10
21	ENVIRONMENT, HEALTH AND SAFETY	10
22	GENERAL	11
23	APPLICABLE LAW, ARBITRATION	11
EXHIBIT 1 – [***]		13
EXHIBIT 2 – PRODUCTS		14

[***] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

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THIS MASTER SUPPLY AGREEMENT IS MADE ON [OCTOBER 1], 2010 (THE “EFFECTIVE DATE”)

BY AND AMONG

(1)           ASML US, Inc., a Delaware corporation with offices at 77 Danbury Road, Wilton, Connecticut 06897 (hereinafter, “ASML”); and

(2)           Zygo Richmond Corporation, a Delaware corporation, and Zygo Corporation, a Delaware corporation and the parent company of Zygo Richmond Corporation, both with offices at Laurel Brook Road, Middlefield, Connecticut 06455-0448 (collectively, hereinafter, “Supplier”). ASML and Supplier are each a “Party” and collectively with ASML, the “Parties”.

WHEREAS

  Supplier and ASML have entered into that certain Asset Purchase Agreement (the “Asset Purchase Agreement”), on even date herewith, pursuant to which ASML is selling and transferring, and Supplier is purchasing and acquiring, the Acquired Assets (as defined in the Asset Purchase Agreement), and ASML is assigning and Supplier is assuming the Assumed Liabilities (as defined in the Asset Purchase Agreement), of the Richmond, California operations of ASML, on the date hereof and upon and subject to the terms set forth in the Asset Purchase Agreement;
  The execution and delivery of this Master Supply Agreement by the Parties is a condition to the closing of the transactions contemplated by the Asset Purchase Agreement;
  Supplier’s business is engaged in manufacturing and selling components for various applications, including components needed in the field of semiconductor processing systems, as set forth on Exhibit 2 (“Products”);
  ASML is a leading manufacturer of semiconductor processing systems and a supplier of related processes/services and is interested in using the Products manufactured and sold by Supplier and ASML will use those Products for integrating them in its systems manufactured by ASML; and
  The Parties wish to enter into this Master Supply Agreement, which will set forth the terms and conditions for delivery of the Products by Supplier to ASML.

IT IS AGREED AS FOLLOWS

1.                   DEFINITIONS

1.1               The following terms shall have the meanings specified below for the purpose of this Agreement:

(a)             “Associated Companies” means the ultimate parent company of a party and any and all companies, firms and legal entities with respect to which now or hereafter that ultimate parent company (a) directly or indirectly holds fifty percent (50%) or more of the nominal value of the issued share capital, or (b) has fifty percent (50%) or more of the voting power at general meetings, or (c) has the power to appoint a majority of the directors or to direct otherwise the activities of such company, firm or legal entity but any such company, firm or legal entity shall be deemed an Associated Company only as long as such liaison exists.

(b)              “Cancellation” has the meaning as set forth in Section 7.3 of this Agreement.

(c)              “Confidential Information” means: (a) all information related to the Products, including, without limitation, documentation, drawings, designs and specifications; (b) any non-public information of a Party, including, without limitation, any

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information relating to a Party’s technology, techniques, know-how, research, engineering, designs, finances, accounts, procurement requirements, manufacturing, customer lists, business forecasts and marketing plans; (c) all information of a Party that constitutes “Confidential Information” as defined in the Asset Purchase Agreement; and (d) the specific terms and pricing set forth in this Agreement.

(d)             “Continuation” has the meaning as set forth in Section 7.3 of this Agreement.

(e)              “Defaulting Party” has the meaning as set forth in Section 18.2 of this Agreement.

(f)               “Fixed Price Decrease Percentage” has the meaning as set forth in Section 6.1 of this Agreement.

(g)              “Holding Fee” has the meaning as set forth in Section 7.2(a) of this Agreement.

(h)              “Inspection Period” has the meaning as set forth in Section 12.2 of this Agreement.

(i)                Intellectual Property Right(s) or IPR means patent rights (including patent applications and disclosures), copyrights, mask work rights, trade secrets, know how, manufacturing methods and any other intellectual property rights recognized in any country or jurisdiction in the world, but excluding trademarks and related rights (e.g., trade names, trademarks, service marks, design patents, logos and trade dress).

(j)                “Original Delivery Date” has the meaning as set forth in Section 7.1 of this Agreement.

(k)              “Products” has the meaning as set forth in the Recitals of the Agreement.

(l)                “Purchase Order” means an order for Products delivered to Supplier by ASML.

(m)            “Specifications” has the meaning as set forth in Section 11.1 of this Agreement.

2.                SCOPE OF THE AGREEMENT; LICENSE

2.1             This Agreement constitutes a master agreement setting forth the rights and obligations of the Parties with respect to all Purchase Orders for the Products that ASML submits to Supplier. Subject to the terms and conditions of this Agreement, Supplier will supply ASML with the Products and ASML will purchase the Products ordered from Supplier pursuant to Purchase Orders placed by ASML from time to time.

2.2             Supplier grants to ASML a nonexclusive, non-sublicensable (except to the extent sublicensing is necessary for the exercise by ASML of its rights to sell, offer for sale, import or otherwise dispose (such as renting, loaning, or evaluating) of Products), worldwide, non-transferable, royalty-free license under all of Supplier’s Intellectual Property Rights in the Products to make improvements, modifications, and customizations to the Products, but not to any other product, as and to the extent deemed necessary by ASML, in its sole discretion, in order to use, sell, offer for sale, import and otherwise dispose of the Products, on a standalone basis or as such Products are incorporated in other ASML products and systems. ASML will not disclose Supplier’s Intellectual Property Rights to any third party nor use such Supplier’s Intellectual Property Rights, except as provided in this Section 2.2, without Supplier’s prior written approval, which shall not be unreasonably withheld or delayed.

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3.                ORDERS

3.1             After the Effective Date, ASML shall provide Supplier, in good faith, with rolling forecast information regarding its needs for Products. This rolling forecast information will be updated by ASML on a regular basis. Delivery of such forecasts by ASML shall not be considered a firm commitment to purchase the forecasted amounts by ASML nor shall receipt of such forecasts by Supplier be considered an agreement that Supplier will supply such forecasted Product needs or that the Products shown in the forecast will be available for purchase on the dates indicated in the forecasts.

3.2             Each written Purchase Order from ASML shall at a minimum specify the Product type, the required quantity, applicable price in accordance with the terms of this Agreement and the required delivery date (collectively, “Minimum Ordering Terms”). Purchase Orders issued by ASML shall be deemed to have been accepted by Supplier [***]. Except for Minimum Ordering Terms or as otherwise agreed by the Parties in writing, any terms and conditions contained in a Purchase Order or in Supplier’s quotation or order acknowledgment forms or any other documents that are inconsistent with or in addition to the terms and conditions of this Agreement will be deemed null and of no effect.

3.3             Supplier acknowledges and agrees that ASML Associated Companies may submit Purchase Orders to Supplier and that, subject to Supplier providing ASML with reasonable prior written notice and subject to ASML’s prior written consent, which shall not be unreasonably withheld or delayed, Supplier Associated Companies may fulfill such Purchase Orders, and the rights and obligations under this Agreement shall apply to such Purchase Orders to the same extent as if ASML had submitted such Purchase Orders or Supplier had fulfilled them.

4.                DELIVERY

4.1             Supplier shall deliver Products on the delivery date(s) indicated in the accepted Purchase Order. Supplier acknowledges and agrees that time is of the essence.

4.2             Delivery of the Products shall be made [***] in accordance with [***].

4.3             Risk of loss for and title to Products shall pass to ASML [***].

4.4             [***]

5.                PRICES

5.1             The price for a Product shall be the full and complete consideration to Supplier for the proper and complete performance of its obligations under and arising out of this Agreement, including the Purchase Orders. [***]

5.2             If any modifications to the Products requested by ASML pursuant to Section 11.2 will have consequences for the pricing of the Products or Spare Parts, Supplier shall [***].

6.                [***]

7.                POSTPONEMENT OF DELIVERY

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8.                CONTINUATION

8.1             If ASML selects Contisnuation, Supplier shall resume the production of the Products and deliver them to ASML at the revised delivery date mutually agreed upon by ASML and Supplier. ASML shall pay [***].

8.2             The total holding fee [***] will be invoiced upon shipment of the Product and shall be clearly stated on the invoice submitted to the ASML together with the shipment.

9.                CANCELLATION

ASML will have the right to cancel Purchase Orders for [***].

10.             LEAD TIME FOR PRODUCTS

10.1          Supplier commits to deliver Products to ASML, if required by ASML, [***] weeks after receipt of a Purchase Order from ASML. In case Supplier cannot yet commit to a [***] weeks order lead time for a Product, Supplier shall [***].

10.2      Supplier will inform ASML within [***] business days of receiving a Purchase Order from ASML if the Purchase Order is not accepted due to it being inconsistent with the terms of this Agreement; otherwise, the Purchase Order shall be deemed to have been accepted.

11.             SPECIFICATIONS AND MODIFICATIONS

11.1          Supplier acknowledges and agrees that the Products it delivers to ASML shall strictly conform to the applicable Technical Product Documentation (the “TPD”), and any other mutually agreed upon requirements of ASML (the TPD and any such mutually agreed upon requirements are referred to collectively as (the “Specifications”).

11.2          ASML may request modifications to the TPD and/or requirements for Products, and Supplier shall [***].

11.3          Upon ASML’s approval provided in accordance with Section 5.2, Supplier will implement the agreed change as soon as reasonably possible.

12.             INSPECTION AND TESTING

12.1          ASML reserves the right, upon reasonable written notice and during normal business hours, to inspect the Products at Supplier’s facility, so as to verify that the Products strictly conform to the Specifications. If Products are found to be defective in material, function or workmanship or otherwise not in strict conformity with the Specifications, ASML shall have the right to reject the defective Products. Supplier shall not deliver to ASML any of the Products which have been rejected or required to be corrected by ASML by written notice to Supplier, unless [***]. Supplier shall work with ASML to correct any defective or rejected Products prior to shipment.

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12.2         ASML shall conduct an incoming inspection concerning compliance with the Specifications, defects in materials or workmanship or other discrepancy of Products delivered or to be delivered hereunder by Supplier within [***] days after arrival at ASML's site ("Inspection Period"). If a Product is either found to be defective or not in strict conformity with the Specifications within the Inspection Period, and ASML notifies Supplier of such fact within the Inspection Period, ASML may (without prejudice to any of ASML’s rights or remedies under this Agreement or under applicable law) reject the Product and upon both Parties’ agreement, Supplier shall repair or replace the Product [***]. If a Product is rejected, delivery shall be deemed not to have taken place.

13.             WARRANTY

13.1         Supplier hereby represents and warrants that the Products will be free from defects in materials and workmanship and will strictly conform to the Specifications for a period of [***] months from the acceptance date. However, the above [***] month warranty period shall be reduced to (a) [***] months from the acceptance date for consumable parts of the Products, i.e., those parts that are not intended to be used indefinitely or (b) [***] months from the acceptance date for Supplier’s standard non-optical products that are not consumable parts.

13.2         Supplier further warrants that the Products do not infringe or misappropriate any Intellectual Property Rights of a third party; provided, however, that Supplier makes no representation or warranty with respect to Products built by Supplier in accordance with designs originated solely by ASML.

13.3        Supplier’s warranties shall not cover any non-conformity or damage to the Products as a result of (i) inappropriate or unauthorized handling, use, repairing, storage or maintenance by ASML, or (ii) deterioration or ordinary wear and tear.

13.4        EXCEPT AS SET FORTH ABOVE, SUPPLIER MAKES NO WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER AND INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

13.5          ASML shall send Supplier written notice of any claims under this Section within [***] weeks after it has detected the defect or non-conformity.

13.6         Returns: If ASML determines that a Product does not comply with the warranty set forth in Section 13.1 (the “Product Specifications Warranty”), ASML may return such Product to Supplier. ASML will comply with Supplier’s standard RMA procedure. ASML will provide Supplier with a Return Purchase Order (“Return PO”) not less than [***] business days prior to return of the Product to Supplier. The Return PO will be for an amount [***].

13.7         Supplier’s Response: Within [***] business days after receipt of a returned Product, Supplier must confirm or reject whether the Product complies with the Product Specifications Warranty. Failure to respond within such [***] business day period will be considered confirmation that the returned Product does not comply with the Product Specifications Warranty. Supplier may reject a returned Product only if can demonstrate that the returned Product complies with the Product Specifications Warranty. Supplier will communicate such confirmation or rejection through ASML’s “Q Portal” or, if Supplier has not been given access to the Q Portal, via email to the ASML contact name listed in the Return PO.

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13.8         Credit for Confirmed Warranty Returns: Supplier will issue a credit note to ASML for the full value of the Return PO within [***] business days of Supplier’s confirmation that a returned Product does not comply with the Product Specifications Warranty. Instructions on transmitting the credit note will be contained in the Return PO, or otherwise communicated by ASML. ASML will subsequently, within a reasonable time frame, issue a new purchase order requirement for another unit of the same Product so that the total quantity purchased nets out to be the same as if ASML had not returned such Product.

13.9         Returned Product not under Warranty: [***]

13.10      Repaired Product: Supplier must provide the following information for any Product that is repaired and subsequently shipped back to ASML.

13.11       1 - Product Serial Number.

13.12       2 - Material Notification number under which the Product was originally returned

13.13       3 – Detailed description of what was done to repair the Product to so that it complies with the Product Specifications Warranty

14.             CONTINUED SUPPLY

14.1         Supplier commits to supplying to ASML each Product until the end of a period of [***] years after the date of the first delivery to ASML of such Product. If during such [***] year period Supplier nevertheless determines that it will no longer be able to continue to supply the respective Products, Supplier shall inform ASML in writing as soon as reasonably practicable but in no case with less than [***] months advanced written notice of termination of such supply. [***]

14.2         Supplier shall be capable of supporting the Spare Parts and to supply those to ASML until the end of the period of [***] years after the last delivery to ASML of a Product to which the Spare Part relates. If during the applicable [***] year period Supplier determines that it will no longer be able to continue to supply the Spare Parts, Supplier shall inform ASML in writing as soon as reasonably practicable but in no case with less than [***] months advance written notice of termination of such supply.

15.             INDEMNIFICATION

15.1         Supplier will defend, hold harmless and indemnify, including attorney's fees, ASML and ASML’s personnel against third party claims that arise or are alleged to have arisen as a result of negligent or intentional acts or omissions of Supplier or Supplier’s personnel (including contractors).

15.2         Supplier shall defend, indemnify and hold ASML harmless against all fines, losses, damages, costs and expenses incurred by ASML, arising directly or indirectly from a claim brought by a third party claiming that the manufacture, sale, use or any other disposal by Supplier or by ASML or by any of its customers of a Product delivered hereunder or any part thereof, or of equipment incorporating such Products, constitutes or may constitute infringement of one or more Intellectual Property Rights of such third party; provided that (a) such claims are not the result of the implementation of a design originated solely by ASML or

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(b) such claims are not the result of ASML’s design of the of its equipment into which the Product is incorporated, provided that Supplier did not contribute to such design; and provided further, that ASML gives Supplier (i) written notice of any such claim; (ii) authority to either settle or defend such claim; and (iii) all reasonable cooperation and assistance, all at Supplier’s cost. Supplier will not enter into any settlement or compromise or engage in any defense that includes an admission of liability as to ASML or obligates ASML to make any payments to such third party or otherwise results in prejudice to, or adversely affects, ASML, without ASML’s express prior written consent.

15.3         ASML shall indemnify and hold Supplier harmless against all fines, losses, damages, costs and expenses incurred by Supplier, arising directly or indirectly from a claim brought by a third party that the manufacture, sale, use or any other disposal by Supplier or by ASML or by any of its customers of a Product delivered hereunder or any part thereof, or of equipment incorporating such Products, constitutes or may constitute infringement of one or more Intellectual Property Rights of such third party; provided that such claims are result of the implementation of a design originated solely by ASML; and provided further, that Supplier gives ASML (i) written notice of any such claim; (ii) authority to either settle or defend such claim; and (iii) all reasonable cooperation and assistance, all at ASML’s cost. ASML will not enter into any settlement or compromise or engage in any defense that includes an admission of liability as to Supplier or obligates Supplier to make any payments to such third party or otherwise results in prejudice to, or adversely affects, Supplier, without Supplier’s express prior written consent.

15.4         If the sale, use or other disposal of the Product is enjoined or ASML reasonably believes that such enjoinment is possible, then Supplier shall, at its option and expense, either procure for ASML and its customer(s) the right to continue to make, use, sell, offer for sale, import or otherwise dispose of such Product or replace such Product with a non-infringing modification to be approved in writing by ASML; provided that the Product continues to comply with the Performance Specification Warranty.

16.             ASSIGNMENT AND SUBCONTRACTING

16.1         Neither Party may assign or transfer a right or obligation under this Agreement and/or a Purchase Order without the prior written consent of the other Party.

17.             INVOICES AND PAYMENT

17.1         Unless stated otherwise by ASML, Supplier shall submit invoices in PDF format (or other non-editable formats) directly to ASML-invoiceUS@cocq.de which is ASML's document handling center for electronic processing.

17.2         Invoices may only be sent to ASML upon delivery of the respective Products at the agreed place. Advance invoicing by Supplier is not allowed.

17.3         Invoices shall at least state the name and number of this Agreement, the Purchase Order number, type of Product, quantity and price and the number of the document(s) by which the Products, to which the invoice relates, were transferred to ASML.

17.4         Payment shall be made within [***] days end of month.

[***] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

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18.             TERM AND TERMINATION

18.1        This Agreement shall be effective from the Effective Date and shall continue in effect for an initial term of three (3) years. Thereafter, this Agreement shall be extended automatically for additional successive two (2) year terms, unless either Party gives written notice of termination to the other Party no less than twelve (12) months prior to expiration of the original term or any successive term. Termination of this Agreement shall be without prejudice to any other remedies a Party may have hereunder or under applicable law.

18.2         If a Party (the “Defaulting Party”) is not able to remedy any material breach of this Agreement within [***] days after the date on which that written notice has been sent (or within such other extended period the Parties may mutually agree upon), the non-Defaulting Party has the right to terminate this Agreement and/or any outstanding Purchase Orders in whole or in part at the end of the [***] days period by written notice to the Defaulting Party. The non-Defaulting has this right without prejudice to any other rights or claims accruing under this Agreement or in law.

18.3        This Agreement may be terminated with immediate effect by one Party in the event that:

(a)             the other Party shall cease to carry on business in the normal course; or

(b)             the other Party becomes insolvent or bankrupt; or

(c)             the other Party makes a general assignment for the benefit of its creditors, or

(d)             the other Party suffers or permits the appointment of a receiver or a manager for its business assets or avails itself or becomes subject to any proceeding under bankruptcy laws or any other statute or laws relating to the insolvency of protection of the right of creditors; or

(e)             control over one Party shall be or is transferred to others than those exercising control at the Effective Date and such transfer is, in the reasonable opinion of the other Party materially detrimental or potentially materially detrimental to its reasonable business interests.

18.4        If any of the termination grounds mentioned in Section 18.3 occur, a Party shall as soon as reasonably practicable inform the other Party in writing.

18.5        If this Agreement is terminated or cancelled, whatever the reason, Sections intended by their nature to survive the termination of this Agreement (e.g., warranties, indemnities, provisions related to Purchase Orders, etc.) shall survive such termination or cancellation.

19.              CONFIDENTIALITY

19.1          Each Party on behalf of itself and its Associated Companies agrees that, unless the disclosing Party gives its prior written authorization, it shall that during the term of this Agreement and thereafter:

(a)              protect the other Party's Confidential Information against disclosure in the same manner and with the same degree of care, but not less than a reasonable degree of care, with which it protects confidential information of its own;

[***] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

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(b)              limit circulation of the Confidential Information disclosed by the other Party to such employees and subcontractors as have a need to know solely for the execution of its respective obligations under this Agreement and only after having bound such employees and third parties to confidentiality obligations no less restrictive than it has agreed upon in this Agreement; and

(c)              not use the Confidential Information disclosed by the other for any purpose other than for the purpose of exercising its respective rights and performing its respective obligations under this Agreement.

19.2         The Parties, on behalf of themselves and their Associated Companies agree that information disclosed by any Party pursuant to this Agreement which would otherwise be Confidential Information, shall not be deemed Confidential Information to the extent the receiving Party can prove that said information:

(a)              is part of the public domain without violation of this Agreement; or

(b)             was rightfully known by the receiving Party prior to disclosure by the disclosing Party, without an obligation of confidentiality (excluding Confidential Information included in the Acquired Assets acquired by Supplier from ASML); or

(c)              was lawfully obtained by the receiving Party from a third party not bound by confidentiality obligations; or

(d)              was developed by the receiving Party completely independent of any such disclosure by the disclosing Party; or

(e)             is disclosed pursuant to administrative or judicial action, provided that the receiving Party shall use its commercially reasonable efforts to maintain the confidentiality of the Confidential Information, e.g., by asserting in such action any applicable privileges, and shall, unless prohibited by applicable law, immediately after receiving written notice of such action, notify the disclosing Party thereof and give the disclosing Party the opportunity to seek any other legal remedies so as to maintain such Confidential Information in confidence.

20.             LIMITATION OF LIABILITY

20.1         EXCEPT FOR EACH PARTY’S LIABILITY UNDER SECTION 15 (INDEMNIFICATION) AND EXCEPT FOR EACH PARTY’S LIABILITY RESULTING FROM A BREACH OF SECTION19 (CONFIDENTIALITY), IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL LOSS OR DAMAGE, OR LOSS OF PROFIT, LOSS OF REVENUE, LOSS OF BUSINESS, LOSS OF CONTRACT OR LOSS OF OTHER ECONOMIC ADVANTAGE, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE MANUFACTURE, SALE, SUPPLY OR USE OF THE PRODUCTS OR ANY SERVICE PROVIDED UNDER THIS AGREEMENT, EVEN IF THE OTHER PARTY HAS PREVIOUSLY BEEN ADVISED OF THE POSSIBILITY OF THE SAME.

20.2         Nothing in this Agreement shall have the effect of limiting or excluding either Party’s liability for death or personal injury resulting from its own negligence, or any other liability, if and to the extent that the same may not be limited or excluded as a matter of law.

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21.             ENVIRONMENT, HEALTH AND SAFETY

21.1         Supplier shall fully comply with all applicable international and national laws and regulations, including but not limited to, all environment, health and safety (“EHS”) related laws and regulations in the performance of its obligations under this Agreement. Supplier shall have in place decision, management, control and continuous improvement systems to effectively manage safety.

21.2         Supplier agrees to abide by all ASML's rules and regulations (of which it has received prior notice in writing) while on ASML’s premises. Supplier shall take all reasonable precautions to ensure safe working procedures and conditions for performance while on ASML's premises and shall keep ASML's site tidy and free from debris. ASML shall provide a work environment that is legally compliant with applicable laws and regulations for all of Supplier’s employees or contractors which perform work on ASML’s premises.

22.             GENERAL

22.1        Unless otherwise provided elsewhere, Parties shall send all correspondence relating to this Agreement to the contact person indicated below:

If to ASML:	If to Supplier:
ASML U.S. Inc..	Zygo Corporation
Attn: Larry Hart	Attn: John Stack
77 Danbury Rd.	Laurel Brook Road
Wilton, CT 06897	P.O. Box 448
Middlefield, CT 06455-0448
Email: larry.hart@asml.com	Email: jstack@zygo.com

22.2        This Agreement, including all exhibits, along with the provisions of the Asset Purchase Agreement referred to herein, constitute the entire agreement between the Parties regarding the subject matter hereof, and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the Parties regarding such subject matter. No amendment to or modification of this Agreement will be binding unless in writing and signed by a duly authorized representative of each Party.

23.             APPLICABLE LAW, ARBITRATION

23.1        The validity, construction and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding that body of laws known as conflicts of law. The application of the United Nations Convention on Contracts for the International Sale of Goods shall be excluded.

23.2         Any dispute, controversy or claim arising under, out of or relating to this Agreement, including without limitation its validity, interpretation, performance, breach or termination thereof, will be settled by final and binding arbitration in New York, New York in accordance with (i) the then-current Commercial Arbitration Rules of the American Arbitration Association (the (“Rules”) and (ii) the terms of this Agreement. The terms of this Agreement will control in the event of any inconsistency between such terms and the Rules. The arbitration will be conducted before a panel of three arbitrators reasonably familiar with the technology and business covered by this Agreement. Each of the Parties shall designate one arbitrator and the two arbitrators so designated shall select the third arbitrator. The arbitration proceeding and all pleadings and written evidence will be in the English language. The award of the arbitrator will be in writing setting forth findings of fact and conclusions of law. Judgment on the arbitrator's award will be final and binding upon the Parties and may be entered in any court having jurisdiction thereof. The arbitrator’s fees will be shared

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equally by the Parties and each Party will bear its own costs and attorneys’ fees. All papers, documents, or evidence, whether written or oral, filed with or presented in connection with the arbitration proceeding will be deemed by the Parties and by the arbitrator to be Confidential Information of both Parties. Notwithstanding the foregoing provisions, each Party reserves the right to seek injunctive or other equitable relief in a court of competent jurisdiction with respect to any dispute, controversy or claim related to the actual or threatened infringement, misappropriation or violation of a Party’s Intellectual Property Rights or Confidential Information.

23.3            If any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, then such provision will automatically be adjusted to the minimum extent necessary in order to comply with the requirements for validity or enforceability, and as so adjusted, will be deemed a provision of this Agreement as though originally included herein. In the event that the provision held invalid or unenforceable is of such a nature that it cannot be so adjusted, such provision will be deemed deleted from this Agreement as though such provision had never been included herein. In either case, the remaining provisions of this Agreement will remain in full force and effect.

23.4            The failure by either Party to enforce any provision of this Agreement will not constitute a waiver of future enforcement of that or any other provision. The waiver of any provision of this Agreement will only be effective if in writing and signed by the Party waiving such provision. Section headings are a matter of convenience and will not be considered part of this Agreement. This Agreement has been negotiated by the Parties, which have had reasonable access to legal counsel. This Agreement will be fairly interpreted in accordance with its terms, without any construction in favor of or against either Party as a result of having drafted any particular provision.

23.5            This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS whereof, this Agreement has been signed on behalf of the Parties hereto in two counterparts by persons duly authorized in that behalf.

ASML US, Inc.	Zygo Corporation
By:	By:
Title:	Title:

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Exhibit 1 – [***]

[***]

[***] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

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EXHIBIT 2 – PRODUCTS

Leadtime in Weeks (5days)
Material 12NC	Description	Price (USD)	Procured	Fabrication	Total
Material

4022.484.85342	[***]	[***]	[***]	[***]	[***]
4022.486.91747	[***]	[***]	[***]	[***]	[***]
4022.631.88373	[***]	[***]	[***]	[***]	[***]
4035.200.19131	[***]	[***]	[***]	[***]	[***]
4035.200.11102	[***]	[***]	[***]	[***]	[***]
4035.200.11111	[***]	[***]	[***]	[***]	[***]
4022.620.10751	[***]	[***]	[***]	[***]	[***]
4022.620.12212	[***]	[***]	[***]	[***]	[***]
4022.620.40201	[***]	[***]	[***]	[***]	[***]
4022.620.14824	[***]	[***]	[***]	[***]	[***]
4035.200.21282	[***]	[***]	[***]	[***]	[***]
4035.200.21292	[***]	[***]	[***]	[***]	[***]
4035.200.21302	[***]	[***]	[***]	[***]	[***]
4035.200.21312	[***]	[***]	[***]	[***]	[***]
4035.200.21322	[***]	[***]	[***]	[***]	[***]
4035.200.39221	[***]	[***]	[***]	[***]	[***]
4035.200.39261	[***]	[***]	[***]	[***]	[***]
4035.200.39341	[***]	[***]	[***]	[***]	[***]
4035.200.39401	[***]	[***]	[***]	[***]	[***]
4035.200.39411	[***]	[***]	[***]	[***]	[***]

The pricing above lists the Richmond content for each 12NC listed. Separate 12NC's will be created for Richmond content.

[***] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

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EXHIBIT C

LICENSE AND SUPPORT AGREEMENT

          This License and Support Agreement (this “Agreement”) is entered into as of October ____, 2010 (the “Effective Date”), by and between Zygo Corporation, a Delaware corporation having a place of business at Laurel Brook Road, Middlefield, Connecticut (“Zygo”), ASML US, Inc., a Delaware corporation, having a place of business at 77 Danbury Road, Wilton, Connecticut (“ASML”), and ASML Holding NV, a company organized under the laws of The Netherlands having a place of business at De Run 6501, 5504 DR Veldhoven, The Netherlands (“ASML NV”).

RECITALS

          A.          Zygo and ASML have entered into that certain Asset Purchase Agreement, on even date herewith (the “APA”), pursuant to which ASML is selling and transferring, and Zygo is purchasing and acquiring, the Acquired Assets, and ASML is assigning and Zygo is assuming the Assumed Liabilities, of the Richmond, California operations of ASML (the “Business”), as of the date hereof and upon and subject to the terms set forth in the APA.

          B.          Some of the Intellectual Property (all of which by definition is included in the Acquired Assets) is used by businesses of ASML other than the Business.

          C.          Some ASML and ASML NV intellectual property rights, including patent rights, not included in the Acquired Assets have been used by ASML in connection with the Acquired Assets and may continue to be used by Zygo in connection with the Acquired Assets after the Closing.

          D.          As a result, the parties desire for Zygo to grant to ASML, and for ASML and ASML NV to grant to Zygo, certain license rights and support from and after the Closing.

          NOW THEREFORE, in consideration of the following mutual covenants and promises, the parties agree as follows:

AGREEMENT

1.          DEFINITIONS. Capitalized terms not defined in this Agreement will have the meaning given to them in the APA. As used herein, the term “ASML Business Activities” means the business of designing, developing, demonstrating, manufacturing (including having manufactured), using, marketing, offering for sale, selling, importing, exporting, licensing and/or servicing, maintaining and supporting semiconductor capital equipment, optical components and optical systems, and related processes and services.

2.          CCOS SUPPORT. The parties acknowledge that certain of ASML’s businesses, other than the Business, currently own and operate the CCOS (computer controlled optical surfacing) equipment identified in Exhibit A (the “CCOS Equipment”), which was developed, manufactured and supported by the Business prior to the Closing and which is not included in the

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Acquired Assets. Accordingly, the parties agree that Zygo will provide on-going support for such CCOS Equipment as set forth in Exhibit B. Zygo hereby grants to ASML a non-exclusive, non-sublicensable, royalty-free, fully paid-up, perpetual and irrevocable license to the CCOS technology included in the Acquired Assets (including improvements thereto made after the Closing, to the extent delivered to ASML as part of such support ) for use solely internally by ASML.

3.          ADDITIONAL SUPPORT. The parties acknowledge that prior to the Closing, the Business developed certain process know-how, including processes for ion beam figuring (“IBF”) and advanced glass machining, which know-how is included in the Acquired Assets (the “Business Know-How”). The Business Know-How may be useful to ASML in developing processes for ASML Business Activities. If ASML decides to independently develop processes for ASML Business Activities using the Business Know-How and decides it would be beneficial for certain Zygo employees with knowledge of the Business Know-How to provide technical support in developing these processes, ASML may send written request to ZYGO, detailing the need and extent of support requested. Zygo will use commercially reasonable efforts to make such employees (if they remain in the employ of Zygo) available, to provide such technical support to ASML (including on-site at ASML if requested), at a cost not to exceed Zygo’s then-standard billing rates plus actual expenses (e.g., food, lodging, travel) approved by ASML, for a period of three years from the Effective Date. After such date if ASML requests such continuing technical support, Zygo will negotiate with ASML in good faith with respect to the provision of such technical support. Zygo hereby grants to ASML a non-exclusive, non-sublicensable, royalty-free, fully paid-up, perpetual and irrevocable license to the Business Know-How, for use solely internally by ASML.

          For example, certain Zygo employees may have expertise in IBF processes included in the Business Know-How. If ASML in the future buys an IBF machine, it may be useful to ASML, under this Section 3, for such employees to provide technical support to ASML in developing processes for the IBF machine purchased by ASML. Note, however, that this Section 3 does not give ASML any rights to the proprietary IBF machines included in the Acquired Assets, nor does it give ASML a right to purchase any of the IBF machines included in the Acquired Assets or to gain access to the designs of any IBF machine owned by Zygo after the Closing.

4.          FURTHER LICENSE OF INTELLECTUAL PROPERTY. In furtherance of and in addition to the foregoing, Zygo hereby grants to ASML a non-exclusive, non-sublicensable, royalty-free, fully paid-up, perpetual and irrevocable license to the Intellectual Property, solely for use internally by ASML.

5.          LICENSE TO ELECTROSTATIC CLAMP. Zygo hereby grants to ASML a non-sublicensable, royalty-free, fully paid-up, perpetual and irrevocable license to the electrostatic clamp and chuck process technology acquired from ASML as part of the Acquired Assets (including improvements thereto made after the Closing to the extent disclosed to ASML, and all Intellectual Property therein) (the “ESC Process Technology”). The parties acknowledge that the electrostatic clamp and chuck product designs are not part of the Acquired Assets or ESC Process Technology and ASML’s use of the product designs are not subject to the restrictions in this

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Section 5. For a period of five (5) years from the Effective Date, ASML wishes that the ESC Process Technology is not used or incorporated for any vacuum-based lithography systems other than those produced for ASML or ASML NV. To prevent uses of the ESC Process Technology contrary to ASML’s wish, during such period of five (5) years, prior to providing directly or indirectly any products and/or services using or incorporating the ESC Process Technology, Zygo will inquire as to whether such products and/or services are for vacuum-based lithography systems and shall not knowingly use or incorporate, directly or indirectly, the ESC Process Technology (including any improvements thereto) for any vacuum-based lithography systems other than those produced for ASML or ASML NV. ASML’s license rights to the ESC Process Technology under this Section 5 are limited solely for use internally by ASML, except that any ESC Process Technology used in ASML Business Activities outside of ASML prior to the Closing, and identified in Exhibit D, may continue to be used in the same scope and manner in such identified ASML Business Activities outside of ASML after the Closing. If ASML decides it would be beneficial for certain Zygo employees with knowledge of the licensed ESC Process Technology to provide technical transfer and support of the licensed ESC Process Technology to ASML after Closing, ASML may send written request to Zygo, detailing the need and extent of support requested. Zygo will use commercially reasonable efforts to make such employees (if they remain in the employ of Zygo) available to provide such technical transfer and support of the licensed ESC Process Technology to ASML (including on-site at ASML if requested), at a cost not to exceed Zygo’s then-standard billing rates plus actual expenses (e.g., food, lodging, travel) approved by ASML, for a period of three years from the Effective Date.

6.          PATENT LICENSE. ASML and ASML NV hereby grant to Zygo a non-exclusive, non-sublicensable, royalty-free, fully paid-up, perpetual and irrevocable license under the patent applications listed in Exhibit C-1, including any patents resulting from any of the foregoing applications, and all patent applications and patents claiming priority to the above applications (including any divisional, continuation, continuation-in-part, substitute, renewal and reissue applications therefrom) (collectively, the “Patent Rights”) solely for use in the Business as operated at the Closing or any time during the six (6) months prior to Closing. Notwithstanding the foregoing, this license does not extend to any activities prohibited under Section 5 above.

          For three (3) years after the Effective Date, if Zygo can document that additional patent rights owned by ASML or ASML NV at the time of Closing and naming at least one inventor from the Business were used in the Business at the Closing or any time during the six (6) months prior to Closing, Zygo may send written notice to ASML. The written notice will include Zygo’s documentation and claim charts based on Zygo’s documentation. ASML will reasonably consider the notice and if ASML agrees with Zygo, then the additional patent rights will be added to Exhibit C-1 by written amendment, provided that ASML has the rights to do so and without additional cost to ASML. If ASML does not agree, either party may request to resolve the disagreement according to the dispute resolution process in this Agreement.

          For three (3) years after the Effective Date, if Zygo can document that additional patent rights owned by ASML at the time of Closing and not naming at least one inventor from the Business were used in the Business at the Closing or any time during the six (6) months prior to Closing, Zygo may send written notice to ASML. The written notice will include Zygo’s documentation and claim charts based on Zygo’s documentation and a representation that Zygo

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has not and will not be using the patented technology for the benefit of ASML competitors or their Affiliates for vacuum-based lithography systems. ASML will reasonably consider the notice and if ASML agrees with Zygo, then the additional patent rights will be added to Exhibit C-1 by written amendment, provided that ASML has the rights to do so and without additional cost to ASML and further provided that Zygo’s license under such additional patents will exclude any activity for the benefit of ASML competitors or their Affiliates, for vacuum-based lithography systems. If ASML does not agree, either party may request to resolve the disagreement according to the dispute resolution process in this Agreement.

7.          NON-PATENT LICENSE. ASML and ASML NV hereby grant to Zygo a non-exclusive, non-sublicensable, royalty-free, fully paid-up, perpetual and irrevocable license under the non-patent technology listed in Exhibit C-2 (the “Technology Rights”) solely for use in the Business as operated at the Closing or any time during the six (6) months prior to Closing. Notwithstanding the foregoing, this license does not extend to any activities prohibited under Section 5 above.

              For three (3) years after the Effective Date, if Zygo can document that additional trade secrets, know-how or other non-patent technology rights owned by ASML at the time of Closing were used in the Business at the Closing or any time during the six (6) months prior to Closing, Zygo may send written notice to ASML. The written notice will include Zygo’s documentation and basis for its belief. ASML will reasonably consider the notice and if ASML agrees with Zygo, then the additional technology rights will be added to Exhibit C-2 by written amendment, provided that ASML has the rights to do so and without additional cost to ASML. If ASML does not agree, either party may request to resolve the disagreement according to the dispute resolution process in this Agreement.

8.          AFFILIATES. Each license granted to a party under this Agreement also extends to Affiliates of that party. “Affiliate” of a party means any entity which is directly or indirectly controlling, controlled by or under direct or indirect common control with the party. As used in this definition, “control” of an entity means having (i) direct or indirect ownership of more than fifty percent (50%) of the voting equity or beneficial interest of such entity, (ii) the right to vote for or appoint at least fifty percent (50%) of the board of directors or other governing body of such entity, or (iii) management or operational control of such entity.

9.          CONFIDENTIALITY; RESTRICTIVE COVENANTS. The confidentiality provisions set forth in Section 7.5 of the APA and the non-solicitation covenant set forth in Section 7.12 of the APA (including the remedies for breach set forth in the APA), are hereby incorporated by reference as if fully set forth herein, and shall be applicable to the conduct of the parties hereto with respect to this Agreement.

10.          RESERVATION OF RIGHTS. Except for those license rights expressly granted in this Agreement, Zygo is not in this Agreement granting license rights in its Intellectual Property to ASML or its Affiliates, and neither ASML nor ASML NV is in this Agreement granting license rights in its intellectual property to Zygo and its Affiliates. Each party reserves all other rights and licenses in and to its intellectual property not expressly granted to the other party under this Agreement.

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11.          LIMITATION OF LIABILITY. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR LOST PROFITS, LOST BUSINESS, OR ANY CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT, REGARDLESS OF WHETHER BASED IN CONTRACT OR TORT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, EXCEPT WITH RESPECT TO ANY VIOLATION OF SECTION 5 OR 9 HEREOF AND IN THE CASE OF FRAUD. THE LICENSES GRANTED PURSUANT TO THIS AGREEMENT ARE GRANTED ON AN “AS IS” BASIS. NO PARTY HERETO MAKES ANY WARRANTIES OF ANY KIND WITH RESPECT TO SUCH LICENSES, EITHER EXPRESS OR IMPLIED, AND ALL SUCH WARRANTIES ARE EXPRESSLY DISCLAIMED. NO PARTY HERETO MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE MAINTENANCE, VALIDITY, ENFORCEABILITY OR NONINFRINGEMENT OF THE PATENT RIGHTS LICENSED UNDER THIS AGREEMENT. EACH PARTY’S LIABILITY UNDER THIS AGREEMENT WILL FURTHER BE LIMITED BY ANY LIMITATIONS IN THE APA THAT ON ITS TERMS WOULD APPLY TO THIS AGREEMENT.

12.          GENERAL. This Agreement will be governed by and construed and interpreted in accordance with the internal laws of the State of Delaware, excluding that body of law applicable to conflict of laws. No waiver, amendment or modification of any provision hereof or of any right or remedy hereunder will be effective unless made in writing and signed by the party against whom such waiver, amendment or modification is sought to be enforced. No failure by any party to exercise, and no delay by any party in exercising, any right, power or remedy with respect to the obligations secured hereby will operate as a waiver of any such right, power or remedy. Either party may assign this Agreement or any right or obligation hereunder, to a successor-in-interest in connection with an acquisition, merger, or sale of all or substantially all of the business to which this Agreement relates. This Agreement will be binding upon and inure to the benefit of the successors and the permitted assigns of the respective parties hereto. If any provision of this Agreement is declared by a court of competent jurisdiction to be invalid, void, or unenforceable, the parties will modify such provision to the extent possible to most nearly effect its intent. This Agreement and the provisions of the APA and the Purchaser Supply Agreement referred to herein constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements or understandings, written or oral, between the parties hereto with respect to the subject matter hereof.

13.          ARBITRATION. Any dispute, controversy or claim arising under, out of or relating to this Agreement, including without limitation its validity, interpretation, performance, breach or termination thereof, will be settled by final and binding arbitration in New York, New York in accordance with (i) the then-current Commercial Arbitration Rules of the American Arbitration Association (the (“Rules”) and (ii) the terms of this Agreement (including any terms of the APA referred to herein). The terms of this Agreement will control in the event of any inconsistency between such terms and the Rules. The arbitration will be conducted before a panel of three arbitrators reasonably familiar with the technology and business covered by this Agreement. Each of the parties shall designate one arbitrator and the two arbitrators so designated shall select the third arbitrator. The arbitration proceeding and all pleadings and written evidence will be in

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the English language. The award of the arbitrator will be in writing setting forth findings of fact and conclusions of law. Judgment on the arbitrator’s award will be final and binding upon the parties and may be entered in any court having jurisdiction thereof. The arbitrator’s fees will be shared equally by the parties and each party will bear its own costs and attorneys’ fees. All papers, documents, or evidence, whether written or oral, filed with or presented in connection with the arbitration proceeding will be deemed by the parties and by the arbitrator to be Confidential Information of both parties. Notwithstanding the foregoing provisions, each party reserves the right to seek injunctive or other equitable relief in a court of competent jurisdiction with respect to any dispute, controversy or claim related to the actual or threatened infringement, misappropriation or violation of a party’s intellectual property or Confidential Information.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized representatives effective as of the Effective Date.

Zygo Corporation	ASML US, Inc.

By:	By:

Print Name:	Print Name:

Print Title:	Print Title:

ASML Holding NV

By:

Print Name:

Print Title:

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EXHIBIT C-1

LICENSED PATENTS

Country	Application No.	Publication No.	Title

US	11/798,335	2008-0280539	Optical component fabrication using
amorphous oxide coated substrates

US	12/119,112	2008-0318066	Optical Component Fabrication Using
Coated Substrates

JP	2008-123970	2008-282019	Optical Component Fabrication Using
Coated Substrates

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EXHIBIT C-2

LICENSED KNOW-HOW AND TECHNOLOGY

None identified at time of Closing.

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EXHIBIT D

BILL OF SALE AND ASSIGNMENT

          This Bill of Sale and Assignment is executed and delivered pursuant to, and in furtherance of, the Asset Purchase Agreement (the “Asset Purchase Agreement”), made as of October ___, 2010, by and among Zygo Richmond Corporation, a Delaware corporation (the “Purchaser”), Zygo Corporation, a Delaware corporation, and ASML US, Inc., a Delaware corporation (the “Seller”). Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Asset Purchase Agreement.

          The Seller, for good and valuable consideration, the receipt and adequacy of which are hereby forever acknowledged and confessed, does hereby SELL, CONVEY, ASSIGN, TRANSFER and DELIVER unto the Purchaser all of the Seller’s right, title and interest in and to all of the Acquired Assets, including, without limitation, the Acquired Assets described on Schedules 2.1(a)(i), 2.1(a)(ii), and 2.1(d) to the Asset Purchase Agreement and the following assets used in the past or current conduct of the Business, free and clear of all Liens and liabilities, other than Permitted Liens and Assumed Liabilities:

          (a)          (i) the tangible personal property and leasehold improvements, including machinery, equipment (including computer equipment), tools, furniture, fixtures, furnishings and shelving located at the Richmond Facility, all as set forth on the fixed asset register attached as Schedule 2.1(a)(i) to the Asset Purchase Agreement, and (ii) all inventory of the Business located at the Richmond Facility, consisting of materials and work in progress, but excluding obsolete inventory and finished goods, all as set forth on Schedule 2.1(a)(ii) to the Asset Purchase Agreement;

          (b)          all right, title and interest in (i) the Owned Real Property and Improvements and (ii) all surveys, plans, specifications, operating manuals, warranties and guarantees covering the Improvements;

          (c)          all cash generated by the Purchaser’s operation of the Acquired Assets after the Closing Date;

          (d)          all of the Seller’s rights under the contracts listed on Schedule 2.1(d) to the Asset Purchase Agreement;

          (e)          all Intellectual Property, goodwill associated therewith, licenses and sublicenses granted to the Seller in respect thereto and rights of the Seller thereunder, remedies against past, current and future infringements thereof and rights to protection therein, in each case exclusively used in the current conduct of the Business (except for Trademarks which include the Seller’s name, other than ASML PerfectWave), to the extent transferable;

          (f)          all licenses, permits, consents, certificates, franchises or other governmental authorizations exclusively used in the current conduct of the Business by the Seller or the current ownership, use or operation of the Owned Real Property or the Improvements by the Seller,

other than any such licenses, permits, consents, certificates, franchises or other governmental franchises which cannot be legally transferred;

          (g)          all books, records, files, printouts, drawings, data, files, notes, notebooks, accounts, invoices, correspondence, specifications, creative materials, advertising or promotional materials, marketing materials, studies, reports, memoranda or papers, software (including past versions thereof to the extent readily available and transferable) or relevant portion thereof (collectively, “Records”), in each case in the Seller’s possession and physically located at the Richmond Facility, whether in hard copy, electronic or other format, and, in the case of Records in hard copy, physically located at Richmond Facility, used exclusively in the past or current conduct of the Business by the Seller or its predecessors, or the ownership, use and operation of the Owned Real Property and Improvements by the Seller or its predecessors;

          (h)          all goodwill associated with the Acquired Assets; and

          (i)          any supplies ordered by the Seller for use exclusively in the Business at the Richmond Facility, but not yet received as of the Closing Date.

          TO HAVE AND TO HOLD, all and singular, the same unto the Purchaser, its successors and assigns, to its own use forever.

          The Seller covenants that it shall, from time to time, make, execute and deliver, or cause to be made, executed and delivered, such assignments, deeds, bills of sale, drafts, checks and other instruments, acts, consents and assurances as the Purchaser or counsel for the Purchaser may reasonably request for the effectual consummation, confirmation and particularization of this Bill of Sale and Assignment.

          The Seller further covenants and agrees that the covenants herein contained shall be binding upon its successors and assigns and shall inure to the benefit of the successors and assigns of the Purchaser.

          This Bill of Sale and Assignment does not replace, substitute for, expand, extinguish, impair or limit in any way the rights, obligations, claims, or remedies of any party under the terms and conditions of the Asset Purchase Agreement. In the event of a conflict between the terms and conditions set forth in this Bill of Sale and Assignment and the terms and conditions set forth in the Asset Purchase Agreement, or the interpretation and application thereof, the terms and conditions set forth in the Asset Purchase Agreement shall prevail, govern, and control in all respects.

2

                    IN WITNESS WHEREOF, the Seller has executed this Bill of Sale and Assignment on this ___ day of _______, 2010.

ASML US, INC.

By:

Name:
Title:

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EXHIBIT E

ASSUMPTION AGREEMENT

          This Assumption Agreement, made and entered into this ____ day of ___________, 2010, by and between Zygo Richmond Corporation, a Delaware corporation (the “Purchaser”), and ASML US, Inc., a Delaware corporation (the “Seller”), is executed and delivered pursuant to, and in furtherance of, the Asset Purchase Agreement (the “Asset Purchase Agreement”), made as of October __, 2010, by and among the Purchaser, Zygo Corporation, a Delaware corporation, and the Seller. Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Asset Purchase Agreement.

          WHEREAS, pursuant to the Asset Purchase Agreement, the Seller has agreed to sell and transfer to the Purchaser the Acquired Assets; and

          WHEREAS, in connection with such sale and transfer of the Acquired Assets, the Asset Purchase Agreement requires the Purchaser to assume the Assumed Liabilities.

          NOW, THEREFORE, pursuant to the terms of the Asset Purchase Agreement and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Purchaser and the Seller hereby agree as follows:

          1.          The Purchaser hereby assumes and agrees to otherwise discharge the Assumed Liabilities.

          2.          Notwithstanding anything in this Assumption Agreement to the contrary, the parties to this Assumption Agreement expressly understand and agree that the Purchaser shall not assume or become liable for any obligations, liabilities or indebtedness of the Seller other than as set forth in paragraph 1 hereof.

          3.          This Assumption Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns as permitted under the Asset Purchase Agreement.

          4.          This Assumption Agreement is to be governed by and interpreted under the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.

          5.          This Assumption Agreement does not replace, substitute for, expand, extinguish, impair or limit in any way the rights, obligations, claims, or remedies of any party to the Asset Purchase Agreement under the terms and conditions of such Asset Purchase Agreement. In the event of a conflict between the terms and conditions set forth in this Assumption Agreement and the terms and conditions set forth in the Asset Purchase Agreement, or the interpretation and application thereof, the terms and conditions set forth in the Asset Purchase Agreement shall prevail, govern, and control in all respects.

          6.          This Assumption Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

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          IN WITNESS WHEREOF, the parties hereto have duly executed this instrument as of the day and year first above written.

ZYGO RICHMOND CORPORATION

By:

Name:
Title:

ASML US, INC.

By:

Name:
Title:

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EXHIBIT F

FIRPTA CERTIFICATION

          Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee (buyer) of a U.S. real property interest must withhold tax if the transferor (seller) is a foreign person. For U.S. tax purposes (including section 1445 of the Code), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. ASML US, INC., a Delaware corporation (“Transferor”), is the “Seller” under that certain Asset Purchase Agreement dated as of October __, 2010 (the “Asset Purchase Agreement”), by and among between ZYGO RICHMOND CORPORATION, a Delaware corporation (“Transferee”), ZYGO CORPORATION, a Delaware corporation, and Transferor.

          To inform Transferee that withholding of tax is not required upon the disposition to Transferee of a U.S. real property interest by Transferor, the undersigned hereby certifies the following pursuant to Treas. Reg. § 1.1445-2(b) on behalf of Transferor:

1.	Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate, as those terms are defined in the Code and Income Tax Regulations.

2.	Transferor is not a disregarded entity as defined in §1.1445-2(b)(2)(iii) of the Income Tax Regulations.

3.	Transferor’s U.S. employer identification number is: 77-0568140; and

4.	Transferor’s office address is:

ASML US, Inc.
8555 S. River Parkway
Tempe, AZ 85284

          Transferor understands that this certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

          Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete, and I further declare that I have authority to sign this certification on behalf of Transferor.

ASML US, INC.

By:
Name:
Title:

Dated: __________, 2010

EXHIBIT G

MATTERS TO BE COVERED BY OPINION OF SELLER’S COUNSEL

[Actual opinion will contain customary exclusions and qualifications. Capitalized terms used but not defined herein shall have the definition ascribed to such term in the Agreement.]

1.          The Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Seller has all requisite corporate power to own, lease and operate the Acquired Assets owned, leased or operated by it and, to carry on the Business as now being conducted. The Seller is duly qualified or licensed to do business and is in good standing in the State of California.

2.          The Seller has all requisite corporate power and authority to enter into the Operative Agreements, to perform its obligations thereunder, and to consummate the Contemplated Transactions. The execution and delivery of the Operative Agreements, and the consummation of the Contemplated Transactions, have been duly authorized by all necessary corporate action on the part of the Seller. No vote of the holders of the shares of capital stock of the Seller is required to approve Seller’s execution of the Operative Agreements and the consummation of the Contemplated Transactions by the Seller. The Agreement has been duly executed and delivered by the Seller and constitutes the valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms. The execution and delivery of the Agreement by the Seller and the consummation of the Contemplated Transactions does not constitute a violation of or a default under (i) any provision of the certificate of incorporation or bylaws of the Seller or (ii) any Assumed Contract.

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EXHIBIT H

TRADEMARK ASSIGNMENT AGREEMENT

          This Assignment is made effective as of the date of signature hereto (the “Effective Date”) by ASML Holding NV, a company organized under the laws of the Netherlands with principal offices at De Run 6501, 5504 DR Veldoven, The Netherlands (“Assignor”) in favor of Zygo Richmond Corporation, a Delaware corporation with principal offices c/o Zygo Corporation, Laurel Brook Road, Middlefield, Connecticut (“Assignee”).

          WHEREAS, the Assignor and the Assignee are parties to that certain Asset Purchase Agreement, dated as of _____________, 2010 (the “Purchase Agreement”), pursuant to which the Assignee has agreed to acquire the Assignor’s right, title and interest in and to the registered and common law trademarks set forth in Schedule A (the “Trademarks”).

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged,

          Assignor hereby assigns, conveys and transfers unto Assignee, its successors, assigns and legal representatives, the entire right, title and interest in the Trademarks, including domestic and foreign rights, including without limitation: (i) all goodwill associated therewith; (ii) any and all applications, registrations or certificates or renewals that may be issued or granted therefor; (iii) all income, royalties, damages and payments now or hereafter due or payable in respect thereto; (iv) all causes of action, either in law or in equity, for damages for past, present or future infringement thereof throughout the entire world; and (v) the right throughout the world to file applications and/or renewals and obtain registrations in Assignee’s own name throughout the world, including, without limitation, all rights of priority.

          Assignor represents and warrants to Assignee that it has the full right, power and authority to enter into this Assignment and grant the rights granted in this Assignment. Assignor further agrees to execute any and all powers of attorney, applications, assignments, declarations, affidavits, and any other agreements, documents or instruments in connection therewith necessary or appropriate to perfect such rights, title and interest assigned hereby in Assignee, its successors, assigns and legal representatives.

          Assignor hereby agrees to communicate to Assignee, and its successors, assigns and legal representatives, any facts known to Assignor respecting the Trademark; and, at the expense of Assignee, to testify in any legal proceedings, sign all lawful agreements, documents or instruments, make all lawful oaths and generally do everything possible to vest title in Assignee and to aid Assignee, its successors, assigns and legal representatives to obtain and enforce its rights under the Trademark.

IN WITNESS WHEREOF, Assignor has executed this Assignment to be effective as of the Effective Date.

ASML Holding NV
a company organized under the laws of the Netherlands

By:
Name:
Title:
Date:

SCHEDULE A
REGISTRATIONS, APPLICATIONS, AND COMMON LAW MARKS

Registered Trademarks

1.          ASML PerfectWave

Registration Number	Date Registered	Serial Number	Filing Date	Country

Common Law Trademarks

1.          PerfectWave

Countries where used and date of first use:

United States